EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER


                         Dated as of December 18, 1998


                                 By and Among

                             BORDEN CHEMICAL, INC,

                                 ( "Parent ")


                           SII ACQUISITION COMPANY,

                                ("Acquisition")


                                      and


                           SPURLOCK INDUSTRIES, INC.

                                  ("Company")
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                               TABLE OF CONTENTS



ARTICLE I - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         Section 1.1      Definitions . . . . . . . . . . . . . . . . . . .  2

ARTICLE II - THE MERGER; CONVERSION AND EXCHANGE OF SECURITIES  . . . . . .  5
         Section 2.1      The Merger  . . . . . . . . . . . . . . . . . . .  5
         Section 2.2      Closing . . . . . . . . . . . . . . . . . . . . .  6
         Section 2.3      Consummation of the Merger  . . . . . . . . . . .  6
         Section 2.4      Effects of the Merger . . . . . . . . . . . . . .  6
         Section 2.5      Articles of Incorporation; Bylaws . . . . . . . .  6
         Section 2.6      Directors and Officers  . . . . . . . . . . . . .  7
         Section 2.7      Conversion of Securities  . . . . . . . . . . . .  7
         Section 2.8      Exchange of Shares and Certificates . . . . . . .  9
         Section 2.9      Dissenting Shareholders . . . . . . . . . . . . . 13

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF COMPANY . . . . . . . . . . 14
         Section 3.1      Organization. Standing and Corporate Power  . . . 14
         Section 3.2      Subsidiary  . . . . . . . . . . . . . . . . . . . 15
         Section 3.3      Capital Structure . . . . . . . . . . . . . . . . 15
         Section 3.4      Authority; Noncontravention . . . . . . . . . . . 17
         Section 3.5      SEC Documents; Undisclosed Liabilities  . . . . . 20
         Section 3.6      Information Supplied  . . . . . . . . . . . . . . 21
         Section 3.7      Absence of Certain Changes or Events  . . . . . . 22
         Section 3.8      Litigation  . . . . . . . . . . . . . . . . . . . 27
         Section 3.9      Absence of Changes in Benefit Plans . . . . . . . 28
         Section 3.10     ERISA Compliance  . . . . . . . . . . . . . . . . 28
         Section 3.11     Voting Requirements . . . . . . . . . . . . . . . 32
         Section 3.12     Brokers: Schedule of Fees and Expenses  . . . . . 32
         Section 3.13     Opinions of Financial Advisors  . . . . . . . . . 32
         Section 3.14     Taxes . . . . . . . . . . . . . . . . . . . . . . 32
         Section 3.15     Compliance with Laws  . . . . . . . . . . . . . . 34
         Section 3.16     Environmental Matters . . . . . . . . . . . . . . 34
         Section 3.17     Labor Matters . . . . . . . . . . . . . . . . . . 38
         Section 3.18     Certain Contracts . . . . . . . . . . . . . . . . 38
         Section 3.19     Contract Defaults . . . . . . . . . . . . . . . . 38
         Section 3.20     Board Recommendation  . . . . . . . . . . . . . . 39
         Section 3.21     State Takeover Statute  . . . . . . . . . . . . . 39
         Section 3.22     Settlement Agreement  . . . . . . . . . . . . . . 40
         Section 3.23     Industrial Revenue Bonds  . . . . . . . . . . . . 40
         Section 3.24     Waiver and Agreement; Mutual Release  . . . . . . 41

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PARENT . . . . . . . . . . . 42
         Section 4.1      Organization, Standing and Corporate Power  . . . 42
         Section 4.2      Authority: Noncontravention . . . . . . . . . . . 43
         Section 4.3      Information Supplied  . . . . . . . . . . . . . . 45
         Section 4.4      Litigation  . . . . . . . . . . . . . . . . . . . 46

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         Section 4.5      Financial Ability to Pay Merger Consideration . . 46
         Section 4.6      No Ownership of Company Common Stock  . . . . . . 46

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS . . . . . . . . . . . 47
         Section 5.1      Conduct of Business by Company  . . . . . . . . . 47
         Section 5.2      Other Actions . . . . . . . . . . . . . . . . . . 52
         Section 5.3      Advice of Changes . . . . . . . . . . . . . . . . 52
         Section 5.4      No Solicitation . . . . . . . . . . . . . . . . . 53

ARTICLE VI - ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . 56
         Section 6.1      Preparation of the Proxy Statement;
                              Shareholders Meeting  . . . . . . . . . . . . 56
         Section 6.2      Access to Information; Confidentiality  . . . . . 58
         Section 6.3      Best Efforts; Notification  . . . . . . . . . . . 59
         Section 6.4      Public Announcements  . . . . . . . . . . . . . . 61
         Section 6.5      Benefit Plans . . . . . . . . . . . . . . . . . . 62
         Section 6.6      Indemnification . . . . . . . . . . . . . . . . . 62
         Section 6.7      Payment of Fees and Expenses  . . . . . . . . . . 65
         Section 6.8      Promissory Note from the Spurlock Family Limited
                            Partnership  . .. . . . . . . . . . . . . . . . 66
         Section 6.9      Stop Transfer Order . . . . . . . . . . . . . . . 67
         Section 6.10     No Acquisition of Common Stock Prior to Effective
                 Time . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
         Section 6.11     Buy-Out of Plant A Lease  . . . . . . . . . . . . 67

ARTICLE VII - CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . 68
         Section 7.1      Conditions to Each Party's Obligation to Effect the
                 Merger . . . . . . . . . . . . . . . . . . . . . . . . . . 69
         Section 7.2      Conditions to Obligations of Parent and
                            Acquisition . . . . . . . . . . . . . . . . . . 69
         Section 7.3      Conditions to Obligation of Company . . . . . . . 74

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER  . . . . . . . . . . . . . 76
         Section 8.1      Termination . . . . . . . . . . . . . . . . . . . 76
         Section 8.2      Effect of the Termination . . . . . . . . . . . . 79
         Section 8.3      Amendment . . . . . . . . . . . . . . . . . . . . 83
         Section 8.4      Extension; Waiver . . . . . . . . . . . . . . . . 83
         Section 8.5      Procedure for Termination, Amendment, Extension or
                 Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . 84

ARTICLE IX - GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . 85
         Section 9.1      Nonsurvival of Representations and Warranties . . 85
         Section 9.2      Notices . . . . . . . . . . . . . . . . . . . . . 85
         Section 9.3      Interpretation  . . . . . . . . . . . . . . . . . 87
         Section 9.4      Counterparts  . . . . . . . . . . . . . . . . . . 87
         Section 9.5      Entire Agreement; No Third-Party Beneficiaries  . 87
         Section 9.6      Governing Law.  . . . . . . . . . . . . . . . . . 88
         Section 9.7      Assignment  . . . . . . . . . . . . . . . . . . . 88
         Section 9.8      Enforcement . . . . . . . . . . . . . . . . . . . 88
         Section 9.9      Waivers . . . . . . . . . . . . . . . . . . . . . 90

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         Section 9.10     Severability  . . . . . . . . . . . . . . . . . . 90
         Section 9.11     Definitions of Certain General Terms  . . . . . . 90
















































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                         AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (this "Agreement")dated as of December

18, 1998 by and among BORDEN CHEMICAL, INC., a Delaware corporation

("Parent"), SII ACQUISITION COMPANY, a Virginia corporation and a wholly-

owned subsidiary of Parent ("Acquisition"), and SPURLOCK INDUSTRIES, INC., a

Virginia corporation ("Company").



                              W I T N E S S E T H

         WHEREAS, the respective Boards of Directors of Parent and Acquisition have approved the merger of Acquisition with and into Company (the "Merger")

upon the terms and subject to the conditions set forth in this Agreement, and have approved this Agreement;

         WHEREAS, the Board of Directors of Company has approved the Merger upon the terms and subject to the conditions set forth in this Agreement, and has approved this Agreement;

         WHEREAS, the Merger and this Agreement require the vote of a majority of the voting power of the outstanding shares of the Common Stock of Company for the approval thereof;

         WHEREAS, as a condition to their willingness to enter into this

Agreement and consummate the transactions contemplated hereby, Parent and

Acquisition have required that Philip S. Sumpter, Katherine G. Sumpter, the

Spurlock Family Corporation, the Spurlock Family Limited Partnership, the

Trustees Under Harold N. Spurlock, Stockholder. Declaration of Living Trust

Dated December 17, 1998, and the Trustees Under Harold N. Spurlock,


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Stockholder. Declaration of Living Trust Dated December 17, 1998 (each, a

"Principal Shareholder") agree, among other things, to vote the shares of

Common Stock of Company beneficially owned by each of them in accordance with the Voting Agreement, dated of even date herewith, entered into with Parent

(the "Voting Agreement") and to comply with the other provisions of the

Voting Agreement; and

         WHEREAS, Parent and Company desire to make certain representations,

warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, IT IS AGREED:



                                   ARTICLE I

                                  DEFINITIONS

         Section 1.1      Definitions.  The following terms shall have the

meaning specified in the Section indicated (such meanings to be equally applicable to both the singular and plural terms of the terms defined.

                 Acquisition                                 Recitals
                 affiliate                                   Section 9.11
                 Agreement                                   Recitals
                 Approved Matters                            Section 5.1
                 Benefit Plans                               Section 3.9
                 CERCLA                                      Section 3.16
                 Certificates                                Section 2.8
                 Closing                                     Section 2.2
                 Closing Date                                Section 2.2


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                 Code                                        Section 3.10
                 Common Stock                                Section 2.7
                 Company                                     Recitals
                 Company Disclosure Letter                   Section 3.2
                 Company Material Adverse Effect             Section 3.1
                 Company Plans                               Section 3.10
                 Company Stock Options                       Section 2.7
                 Confidentiality Agreement                   Section 5.4
                 Contracts                                   Section 3.4
                 Controlled Group                            Section 3.10
                 D. B. Western                               Section 6.11
                 Derivative Suit                             Section 7.2
                 Dissenting Shareholders                     Section 2.9
                 Effective Time                              Section 2.3
                 Environmental Law                           Section 3.16
                 Environmental Permits                       Section 3.16
                 ERISA                                       Section 3.10
                 Exchange Act                                Section 3.4
                 Exchange Agent                              Section 2.8
                 Expenses                                    Section 8.2(a)
                 Fee                                         Section 8.2(a)
                 Filed SEC Documents                         Section 3.7
                 Governmental Authority                      Section 3.4
                 Hazardous Material                          Section 3.16
                 HSR Act                                     Section 3.4

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                 Indemnified Parties                         Section 6.6
                 Insurance Amount                            Section 6.6
                 knowledge                                   Section 9.11
                 Liens                                       Section 3.2
                 Material Breach                             Section 8.1
                 Merger                                      Recitals
                 Merger Consideration                        Section 2.7
                 Mutual Release                              Section 3.7(k)
                 Nepera                                      Section 7.2(i)
                 Nepera Contract                             Section 7.2(i)
                 Neste-Nepera Proceeding                     Section 7.2(i)
                 Notice of Takeover Proposal                 Section 5.4(c)
                 Parent                                      Recitals
                 Parent Material Adverse Effect              Section 4.1
                 Partnership                                 Section 6.8
                 person                                      Section 9.11
                 Plant A Lease                               Section 6.11
                 Pledge Agreement                            Section 6.8
                 Preferred Stock                             Section 3.3
                 Principal Shareholders                      Recitals
                 Proxy Statement                             Section 3.4
                 Release                                     Section 3.16
                 Remedial Action                             Section 3.16
                 Securities Act                              Section 3.5
                 SEC                                         Section 3.5
                 SEC Documents                               Section 3.5

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                 Settlement Agreement                        Section 7.2(d)
                 Shareholder Approval                        Section 3.4
                 Shareholders Meeting                        Section 6.1
                 subsidiary                                  Section 9.11
                 Subsidiary                                  Section 3.1
                 Subsidiary Note                             Section 6.8
                 Surviving Corporation                       Section 2.1
                 takeover proposal                           Section 5.4
                 Tax Returns                                 Section 3.14
                 Taxes                                       Section 3.14
                 Third Party                                 Section 8.2(a)
                 Third Party Acquisition                     Section 8.2(a)
                 Voting Agreement                            Recitals
                 VSCA                                        Section 2.1
                 Waiver and Agreement                        Section 3.7(k)


                                  ARTICLE II

               THE MERGER; CONVERSION AND EXCHANGE OF SECURITIES

         Section 2.1      The Merger.  Subject to and in accordance with the

terms and conditions of this Agreement and in accordance with the Virginia

Stock Corporation Act (the "VSCA") at the Effective Time, Acquisition shall be merged with and into Company. As a result of the Merger, the separate corporate existence of Acquisition shall cease and Company shall continue as the surviving corporation (sometimes referred to herein as the "Surviving




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Corporation") and shall succeed to and assume all of the rights and obligations of Acquisition in accordance with the SCA.

         Section 2.2      Closing.  The closing of the Merger (the "Closing")

shall take place at 10:00 a.m. on a date to be specified by Parent and

Company (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in Sections 7.2 and 7.3) shall be no later than the third business day after satisfaction of the conditions set forth in Section

7.1, at the offices of Williams, Mullen, Christian & Dobbins, 1021 East Cary

Street, Richmond, Virginia 23219, unless another time, date or place is agreed to in writing by the parties hereto.

         Section 2.3      Consummation of the Merger.  On the Closing Date,

the parties hereto will cause the Merger to be consummated by filing with the

Virginia State Corporation Commission articles of merger, in form reasonably satisfactory to Company, Parent and Acquisition, executed in accordance with the relevant provisions of the VSCA, and shall make all other filings or recordings required under the VSCA. The "Effective Time" as that term is used in this Agreement shall mean the date and time specified in the articles of merger filed in accordance with the VSCA.

         Section 2.4      Effects of the Merger.  The Merger shall have the

effects set forth in Section 13. 1-721 of the VSCA

         Section 2.5      Articles of Incorporation; Bylaws.  The Articles of

Incorporation of Company, as in effect immediately prior to the Effective

Time, shall be amended and restated at the Effective Time so as to read in its entirety in the form set forth as Exhibit A hereto and, as so amended,

shall be the Articles of Incorporation of the Surviving Corporation until

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thereafter amended or changed as provided therein and under the VSCA. The

Bylaws of Acquisition, as in effect immediately prior to the Effective Time,

shall become, from and after the Effective Time, the Bylaws of the Surviving

Corporation until thereafter amended or changed as provided therein or under the VSCA.

         Section 2.6      Directors and Officers.  The directors of

Acquisition at the Effective Time shall be the initial directors of the

Surviving Corporation, each to hold office in accordance with the Articles of

Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The officers of

Acquisition at the Effective Time shall be the initial officers of the

Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified.

         Section 2.7      Conversion of Securities.  Subject to the terms and

conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Company, Parent, Acquisition or their respective shareholders:

                 (a)      Except as otherwise provided in (i) Section 2.7(b)

with respect to shares in Company held by Company or the Subsidiary or (ii)

in Section 2.9 with respect to shares held by Dissenting Shareholders, each issued and outstanding share of no par value common stock of Company ("Common

Stock") shall automatically be cancelled and cease to exist and shall be converted into the right to receive, in cash from the Surviving Corporation,

a per share amount equal to $3.40 (subject to possible downward adjustments pursuant to Section 6.7 and Section 6 11 hereof) and each outstanding stock

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option granted to any current or former employee or director pursuant to the

Company's 1995 Stock Incentive Plan (the "Company Stock Options"), whether or not then exercisable, shall be cancelled and converted into the right to receive, in cash from the Surviving Corporation, an amount equal to $3.40

(subject to possible downward adjustments pursuant to Section 6.7 and Section

6.11 hereof) per option share, reduced by the applicable exercise price of such option and further reduced by the amount of any withholding or other taxes required by law to be withheld.  The aggregate consideration payable as described above in this Section 2.7(a) shall be referred to herein as the

"Merger Consideration."

                 (b)      Each share of Common Stock owned by Company or by

the Subsidiary as of the Effective Time (if any) shall automatically be cancelled and extinguished and cease to exist at the Effective Time without any conversion thereof and no payment of any portion of the Merger

Consideration or other consideration shall be made with respect thereto.

                 (c)      At the Effective Time, each holder of an outstanding

certificate that prior thereto represented Common Stock (other than shares of

Common Stock referred to in Section 2.7(b) or Section 2.9) shall cease to have any rights with respect thereto, except the right, upon surrender thereof to the Exchange Agent in accordance with Section 2.8 hereof, to receive in exchange therefor such holder's appropriate portion of the Merger

Consideration (as described in Section 2.7(a)).

                 (d)      At the Effective Time, each holder of an outstanding

Company Stock Option that prior thereto represented an option to acquire one or more shares of Common Stock shall be entitled, upon delivery to the

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Exchange Agent in accordance with Section 2.8 of all necessary documentation evidencing the cancellation and surrender of such Company Stock Options (such documentation to be in form and substance mutually satisfactory to Company and Parent), to receive in exchange therefor such holder's appropriate portion of the Merger Consideration (as described in Section 2.7(a)).

                 (e)      At or prior to the Effective Time, Company shall

take all such action as is necessary to amend each option agreement with current or former employees or directors relating to outstanding Company

Stock Options in order to provide for the automatic cancellation of each such

Company Stock Option at the Effective Time and its conversion into the right to receive the appropriate portion of the Merger Consideration in accordance with Section 2.7(a).

                 (f)      Each share of common stock, no par value per share,

of Acquisition issued and outstanding immediately prior to the Effective Time shall automatically, without any action on the part of the holder thereof, be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

         Section 2.8      Exchange of Shares and Certificates.  (a)  As of the

Effective Time of the Merger, Acquisition (or Parent, acting on its behalf)

shall deposit the Merger Consideration with First Union National Bank or such other bank or trust company as may be mutually agreed upon by Company and

Parent (the "Exchange Agent"), for the benefit of the holders of the Common

Stock and the Company Stock Options, each for exchange in accordance with this Article II.



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                 (b)      As soon as reasonably practical after the Effective

Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Common Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected,

and risk of loss and title to a Certificate shall pass, only upon delivery of the Certificate to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable share of the Merger Consideration. As soon as reasonably practical after the Effective Time, the Exchange Agent shall mail to each holder of a

Company Stock Option (i) a letter of transmittal and (ii) instructions for use in surrendering such Company Stock Options in exchange for the applicable share of the Merger Consideration. After the Effective Time, upon surrender to the Exchange Agent of a Certificate or Company Stock Option, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Company Stock Option shall be entitled to receive in exchange therefor a check in an amount equal to the product of $3.40 (subject to possible downward adjustments pursuant to Section 6.7 and Section 6.11 hereof)

multiplied by the number of shares of Common Stock represented by such

Certificate or the number of shares of Common Stock to which options are granted by such Company Stock Option, and the Certificate or Company Stock

Option so surrendered shall be cancelled, the foregoing sum to be reduced in the case of a Company Stock Option by the aggregate exercise price of the

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stock options represented by such Company Stock Option and by any applicable withholding taxes as provided in Section 2.7(a). After the Effective Time,

there are the records of Company or its transfer agent of Certificates representing shares of Common Stock which have been converted pursuant to this Agreement into the right to receive an applicable share of the Merger

Consideration, and if such Certificates are presented to Company for transfer, they shall be canceled against delivery of the applicable share of the Merger Consideration as provided in this Article II. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of Company, a payment of the applicable portion of the Merger

Consideration may be made to a person other than the person in whose name the

Certificate so surrendered is registered, if such Certificate shall be properly endorsed, with signature guaranteed, or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required to be paid on account of such transfer or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.8,

each Certificate and each Company Stock Option shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the pro rata portion of the Merger Consideration as contemplated by this Section 2.8. No interest shall be paid or accrue on the Merger

Consideration so payable.

                 (c)      No dividends or other distributions with respect to

the Common Stock with a record date after the Effective Time shall be paid to



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the holder of any unsurrendered Certificate with respect to the shares of

Common Stock represented thereby.

                 (d)      Any portion of the Merger Consideration which

remains undistributed to the holders of the Certificates or the Company Stock

Options for six months after the Effective Time shall be delivered by the

Exchange Agent to the Surviving Corporation, upon demand, and any holders of the Certificates or Company Stock Options who have not theretofore complied with this Section 2.8 shall thereafter look solely to the Surviving

Corporation as general creditors thereof with respect to the payment of their claim to a share of such Merger Consideration.

                 (e)      None of Parent, Acquisition or Company shall be

liable to any person in respect of any sums from the Merger Consideration delivered to a public official pursuant to any applicable abandoned property,

escheat or similar law. If any Certificates representing shares of Common

Stock shall not have been surrendered prior to one year after the Effective

Time (or immediately prior to such earlier date on which any sums from the

Merger Consideration would otherwise escheat to or become the property of any

Governmental Authority), any such sums payable in respect of such

Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                 (f)      The Exchange Agent shall invest the Merger

Consideration in an interestbearing account, as directed by the Surviving

Corporation (within guidelines proposed by Parent and approved by the Company prior to Closing, which approval shall not be unreasonably withheld). Any

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interest resulting from such investment shall be paid to the Surviving

Corporation. The Surviving Corporation shall be responsible for all costs and fees of the Exchange Agent and such costs and fees shall not be deducted from the Merger Consideration.

         Section 2.9      Dissenting Shareholders.  Notwithstanding anything

in this Agreement to the contrary, but only to the extent required by the

VSCA, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by shareholders who comply with all the provisions of the VSCA concerning the right of shareholders to dissent from the Merger and require appraisal of their shares of Common Stock (

"Dissenting Shareholders") shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due such Dissenting Shareholder pursuant to the law of the Commonwealth of Virginia; provided, however, that

(i) if any Dissenting Shareholder shall subsequently deliver a written withdrawal of his or her demand for appraisal (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time), or (ii) if any Dissenting Shareholder fails to establish and perfect his or her entitlement to appraisal rights as provided by applicable law, then such Dissenting Shareholder or Shareholders, as the case may be, shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the applicable share of the Merger

Consideration, without interest, in accordance with this Article II, and such shares shall no longer be Dissenting Shares. Company shall give Parent prompt

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notice of any demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by Company and, after consultation with Parent, shall have the right to direct all negotiations and proceedings with respect to demands for appraisal. Without the prior written consent of

Parent, Company will not voluntarily make any payment with respect to any demands for appraisal and will not settle or offer to settle any such demand or approve any withdrawal of any such demand.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

         Company represents and warrants to each of Parent and Acquisition as follows:

         Section 3.1      Organization. Standing and Corporate Power.  Each of

Company and Spurlock Adhesives, Inc. (the "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the

Commonwealth of Virginia and has the requisite power and authority to own,

lease and operate its property and carry on its business as now being conducted. Each of Company and the Subsidiary is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate)

would not have a material adverse effect on the business, properties, assets,

condition (financial or otherwise), results of operations or prospects of

Company and the Subsidiary, taken as a whole, or on the ability of Company to perform its obligations hereunder or to consummate the transactions contemplated hereby, including the Merger (a "Company Material Adverse

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Effect"). Company has delivered or previously made available to Parent complete and correct copies of the Articles of Incorporation and Bylaws of each of Company and the Subsidiary, in each case as amended to the date of this Agreement. Neither Company nor the Subsidiary is in violation of any provision of its respective Articles of Incorporation or Bylaws.

         Section 3.2      Subsidiary.  The Subsidiary is wholly owned by

Company and is the only subsidiary of Company. All the outstanding shares of capital stock of the Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable and, except as set forth in Section 3.2 of the letter delivered by Company to Parent and Acquisition concurrently with the execution and delivery of this Agreement (the "Company Disclosure

Letter"), are owned by Company free and clear of all pledges, claims, liens,

charges, agreements, limitations on voting rights, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of the Subsidiary and except for the ownership interests set forth in Section 3.2 of the Company Disclosure Letter, Company

does not own, directly or indirectly, any capital stock or other ownership interest, in any corporation, partnership, limited liability company, joint venture or other entity.

         Section 3.3      Capital Structure.

                 (a)      The authorized capital stock of Company consists of

50,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, no par value (the "Preferred Stock"). As of the date of this Agreement, (i)(A)

6,578,639 shares of Common Stock are outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights and (B) no shares of Preferred Stock were issued or outstanding; (ii) 210,000 shares of Common Stock are issuable upon the exercise of the Company Stock Options (with an average exercise price of

$0.5167 per share). Except as set forth above and except for the up to 50,000 shares of Common Stock to be issued by Company pursuant to the Settlement

Agreement, as of the date of this Agreement, no shares of capital stock or other voting securities of Company are issued, reserved for issuance or outstanding. As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness or securities of Company having the right to vote (or convertible into, or exchangeable for,

securities having the right to vote) on any matters on which shareholders of

Company may vote. Except as set forth in this Section 3.3 or in Section 3.3 of the Company Disclosure Letter, there are not and at the Effective Time there will not be, any securities, options, warrants, calls, rights,

commitments, agreements, arrangements or undertakings of any kind to which

Company or the Subsidiary is a party or by which either of them is bound relating to the issued or unissued capital stock of Company or the

Subsidiary, or obligating Company or the Subsidiary to issue, deliver,

transfer, grant or sell any shares of capital stock of, or other equity or voting interests in, or securities convertible into or exchangeable or exercisable for any capital stock or other equity or voting interests in,

Company or the Subsidiary or obligating Company or the Subsidiary to issue,

grant, extend or enter into any such option, warrant, agreement, arrangement or undertaking. All shares of Common Stock subject to issuance upon exercise of

Company Stock Options as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. Except as set forth in Section 3.3 of the

Company Disclosure Letter, there are not any outstanding obligations of

Company or the Subsidiary to repurchase, redeem or otherwise acquire, or make any payment in respect of, any shares of capital stock of Company or the

Subsidiary, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person.

                 (b)      Company has previously delivered to Parent a true

and complete list of the holders of Company Stock Options and will cause

Company's transfer agent for its Common Stock to deliver to Parent and the

Exchange Agent as soon as reasonably possible following the Closing a true and complete list of the holders of record of the Common Stock as of the

Effective Time.

         Section 3.4      Authority; Noncontravention.  Company has the

requisite corporate power and authority to enter into this Agreement and,

subject to approval of this Agreement by the holders of a majority of the voting power of the outstanding Common Stock (the "Shareholder Approval"), to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Company and the consummation by Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Company, subject to the

Shareholder Approval. This Agreement has been duly executed and delivered by

Company and constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization,

moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). Except as set forth in Section 3.4 of the

Company Disclosure Letter, the execution, delivery and performance of this

Agreement by Company do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this

Agreement will not, conflict with, or result in any violation of, or default

(with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Company or the Subsidiary under, (i) the respective Articles of Incorporation or Bylaws of Company or the Subsidiary,

(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license

(collectively, "Contracts") applicable to Company or the Subsidiary or their assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute,

law, ordinance, rule or regulation applicable to Company or the Subsidiary or their respective properties or assets, other than, in the case of clauses

(ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate could not be reasonably expected to (x)

have a Company Material Adverse Effect, (y) prevent Company from performing its obligations under this Agreement in any material respect or (z) prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement. No consent, approval, order, action or authorization of, or registration, declaration or filing with, any Federal,

state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a

"Governmental Authority"), is required by or with respect to Company or the

Subsidiary in connection with the execution, delivery and performance of this

Agreement by Company or the consummation by Company of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Company under the Hart-Scott-Rodino Antitrust

Improvements Act of 1976 (the "HSR Act"), (ii) the filing with the SEC of a proxy statement pursuant to the applicable requirements of the Securities

Exchange Act of 1934, as amended (the "Exchange Act"), relating to the meeting of Company's shareholders to be held in connection with the Merger and the transactions contemplated by this Agreement (as amended or supplemented from time to time, the "Proxy Statement"), (iii) the filing of articles of merger and a plan of merger and other appropriate documents, if any, with the Virginia State Corporation Commission and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, and (iv) such other consents, approvals, orders,

authorizations, registrations, declarations and filings which, if not obtained or made, could not be reasonably expected to prevent or delay in any material respect the consummation of the transactions contemplated by this

Agreement or otherwise prevent Company from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Company Material Adverse Effect.

         Section 3.5      SEC Documents; Undisclosed Liabilities.  Company has

filed all required reports, schedules, forms, statements and other documents with the Securities Exchange Commission (the "SEC") since December 31, 1995

(the "SEC Documents"; such term, when used with respect to such documents filed prior to the date of this Agreement, shall mean such documents as amended prior to the date of this Agreement). As of their respective dates,

the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the

Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC

Documents contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by a later Filed SEC Document (as defined in

Section 3.7). Except to the extent that information contained in any SEC

Document has been modified or superseded by a later Filed SEC Document, none of the SEC Documents filed since December 31, 1995, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent modified or superseded by a later Filed SEC Document, the consolidated financial statements of Company included in the SEC Documents

(including, in each case, the notes and schedules, if any, thereto) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles

(except, in the case of unaudited stated-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Company and the Subsidiary as of the dates thereof and the consolidated results of their operations and cash flows for the periods; then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in (i) the consolidated balance sheet of Company and the Subsidiary at December 31, 1997 which is included in Company's Annual Report on Form 10-K for the year ended

December 31, 1997, (ii) the Filed SEC Documents which were filed after

December 31, 1997, or (iii) Section 3.5 of the Company Disclosure Letter,

neither Company nor the Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which,

individually or in the aggregate, could reasonably be expected to have a

Company Material Adverse Effect.

         Section 3.6      Information Supplied.  None of the information

supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to Company's shareholders or at the time of the Shareholders

Meeting (as defined in Section 6.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form, in all material respects, with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Company with respect to statements made or incorporated by reference therein based on information supplied in writing by

Parent specifically for inclusion or incorporation by reference in the Proxy

Statement. For purposes of this Agreement, the parties agree that statements made and information in the Proxy Statement relating to the Federal income tax consequences of the transactions herein contemplated to holders of Common

Stock shall be deemed to be supplied by Company and not by Parent or

Acquisition.

         Section 3.7      Absence of Certain Changes or Events.  Except as

disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents") or as set forth in Section 3.7 of the Company Disclosure Letter, since the date of the most recent annual audited financial statements of Company included in the Filed SEC Documents,

each of Company and the Subsidiary has conducted its business only in the ordinary course consistent with past practice, and there has not been:

                 (a)      any change or effect (or any development that,

         insofar as can reasonably be foreseen, is likely to result in a change or effect) which, individually or in the aggregate, has had or is likely to have, a Company Material Adverse Effect;

                 (b)      (i) any declaration, setting aside or payment of any

         dividends on, or making of any other distributions in respect of, any of its capital stock, other than dividends and distributions by the

         Subsidiary to Company, (ii) any split, combination, reclassification or taking of similar action with respect to any of its capital stock or any issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) any purchase, redemption or other acquisition of any shares of capital stock of Company or the

         Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                 (c)      any authorization for issuance, issuance, delivery,

         sale, pledge or other encumbrance of, or any agreement or commitment by Company or Subsidiary to issue, deliver, sell, pledge or otherwise encumber, any shares of its capital stock, any other voting securities or equity equivalents (including, without limitation,

         stock appreciation rights) or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalents or convertible securities (whether through the granting or issuance of options, warrants, commitments,

         subscriptions, rights to purchase or otherwise) (other than (i) the issuance of shares of Common Stock upon the exercise of outstanding

         Company Stock Options, in accordance with their then terms, and (ii)

         the execution and delivery of the Settlement Agreement providing for the issuance of up to 50,000 shares of Common Stock by Company);

                 (d)      any amendment to its articles of incorporation,

         Bylaws or other comparable organizational documents;

                 (e)      any acquisition or agreement to acquire (i) by

         merger or consolidation with, or by purchase of a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture,

         association or other business organization or division thereof or

         (ii) any assets that were material, individually or in the aggregate,

         to Company and the Subsidiary taken as a whole;

                 (f)      any sale, lease, license, mortgage or other

         encumbrance or subjection to any Lien, or any other disposition, of any of its properties or assets, other than sales of inventory, sales or other dispositions of other assets that did not exceed $100,000 in the aggregate, and mortgages or other encumbrances or Liens that, in each instance, were transacted or incurred in the ordinary course of business;

                 (g)      (i) any incurrence of any indebtedness for borrowed

         money or any guarantee of any such indebtedness of another person,

         any issuance or sale of any debt securities or warrants or other rights to acquire any debt securities of Company or the Subsidiary,

         any guarantee of any debt securities of another person, any entry into any "keep well" or other agreement to maintain any financial statement condition of another person or any entry into any arrangement having the economic effect of any of the foregoing,

         except for short-term borrowings under existing lines of credit or replacements thereof incurred in the ordinary course of business consistent with past practice, or (ii) any making of any loans, advances (other than advances to employees not to exceed $50,000 in the aggregate) or capital contributions to, or investments in, any other person, either by purchase of stock or securities, property transfer or purchase of any material amount of property or assets,

         other than to Company or the Subsidiary;

                 (h)      any making or change of any Tax election, adoption

         or change of any method of accounting with respect to any Taxes,

         except to the extent required to do so by law, or any settlement or compromise of any Tax liability or refund in excess of $10,000;

                 (i)      any adoption of a plan of complete or partial

         liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring,

         recapitalization or reorganization of Company or the Subsidiary other than in connection with the consummation of the Merger pursuant to this Agreement;

                 (j)      any change in any assumption underlying, or method

         of calculating, any bad debt, contingency or other reserve, or any change of any other material accounting principles or practices used by it (except changes necessary or appropriate in order to comply with a change in generally accepted accounting principles);

                 (k)      any payment, discharge or satisfaction of any

         material claims, liabilities or obligations (absolute, accrued,

         contingent or otherwise) other than the payment, discharge or satisfaction of (A) liabilities in the ordinary course consistent with past practices (including current payments due under outstanding long term debt), (B) costs relating to this Agreement and the transactions contemplated hereby, (C) accrued and current legal,

         accounting and other professional fees and expenses incurred by

         Company or the Subsidiary and (D) claims or liabilities paid,

         discharged or satisfied in accordance with the Settlement Agreement,

         the Mutual Release, dated November 24, 1998, entered into among

         William A. Patterson, Neil Tucker, Corporate Strategies, Inc.,

         Company and the Subsidiary (the "Mutual Released"), or the Waiver and

         Agreement, dated November 30, 1998, entered into among Harold N.

         Spurlock, Sr., Company and the Subsidiary (the "Waiver and

         Agreement");

                 (l)      except as required by employment agreements or

Company Plans existing on the date of this Agreement, or as required by applicable law, (i) any increase in the compensation payable or to become payable to its executive officers or employees, (ii) any grant of any severance or termination pay to, or entered into any employment or severance agreement with, any director, executive officer or employee of Company or the

Subsidiary, other than employment agreements providing for annual compensation of $50,000 or less, having a term of no more than one year and entered into in the ordinary course of business consistent with past practice, or (iii) any establishment, adoption, entering into or amendment in any material respect or action taken to accelerate any rights or benefits under any collective bargaining agreement, stock option plan, Company Plan,

or other employee benefit plan, agreement or policy;

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

                 (m)      any waiver, release, grant or transfer of any rights

of material value or any termination, modification or change in any material respect of any existing license, lease, contract or other agreement which is material to the business of Company and the Subsidiary, taken as a whole; or

                 (n)      authorized any of, or committed, agreed, arranged or

contracted to take any of the foregoing actions.

         Section 3.8      Litigation.  Except as disclosed in the Filed SEC

Documents or in Section 3.8 of the Company Disclosure Letter, there is no suit, action or proceeding pending or, to the knowledge of Company,

threatened against or affecting Company or the Subsidiary (and Company does not have knowledge of any basis for any such suit, action or proceeding)

that, individually or in the aggregate, could reasonably be expected to (a)

have a Company Material Adverse Effect or (b) delay or prevent Company from performing its obligations under this Agreement in any material respect, and there is not any judgment, decree, injunction, rule or order of any

Governmental Authority or arbitrator outstanding against Company or the

Subsidiary having, or which, insofar as reasonably can be foreseen, in the future could reasonably be expected to have, any Company Material Adverse

Effect or could prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement. As of the date of this

Agreement, except as disclosed in the Filed SEC Documents or in Section 3.8 of the Company Disclosure Letter, there was no suit, action or proceeding pending, or, to the knowledge of Company, threatened, against or affecting

Company or the Subsidiary (and Company does not have knowledge of any basis for any such suit, action or proceeding) that, individually or in the aggregate, could reasonably be expected to prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement.

         Section 3.9      Absence of Changes in Benefit Plans.  Except as

disclosed in Section 3.9 of the Company Disclosure Letter, since the date of the most recent audited financial statements included in the Filed SEC

Documents, there has not been any adoption or amendment in any material respect by Company or the Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock,

retirement, vacation, severance, change in control, disability, death benefit, hospitalization, medical or other plan, policy, program, agreement,

arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Company or the Subsidiary or under which Company or the Subsidiary has any present or future liability (collectively, "Benefit Plans").

         Section 3.10     ERISA Compliance.

                 (a)      Section 3.10 of the Company Disclosure Letter

contains a true and complete list of: (i) each Benefit Plan, and (ii) each change in control, employment, or severance agreement, program or policy under which any employee or former employee of Company or the Subsidiary has any present or future right to benefits or under which Company or the

Subsidiary has any present or future liability. All such plans, agreements,

programs, policies and arrangements shall be collectively referred to as the

"Company Plans."

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

                 (b)      With respect to each Company Plan, Company has made

available to Parent a current, accurate and complete copy thereof (or, to the extent no such copy exists, an accurate description thereof) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written communications (or a description of any oral communications) by Company or the Subsidiary to their employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information.

                 (c)      Except as described in Section 3.10 of the Company

Disclosure Letter, (i) each Company Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification, (ii) no event has occurred and no condition exists that would subject Company or the Subsidiary, either directly or by reason of their affiliation with any member of their

"Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b),

(c), (m) or (o)), to any tax, fine, lien, penalty or other liability (other than normal funding of a Company Plan) imposed by ERISA, the Code or other applicable laws, rules and regulations; (iii) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred

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

with respect to the matters covered by the most recent Form since the date thereof; (iv) no "reportable event" (as such term is defined in ERISA section

4043), "prohibited transaction" (as such term is defined in ERISA section 406 and Code section 4975) or "accumulated funding deficiency" (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived))

has occurred with respect to any Company Plan; and (v) no Company Plan provides retiree welfare benefits and neither Company nor the Subsidiary has any obligations to provide any retiree welfare benefits.

                 (d)      With respect to each of the Company Plans that is

not a multiemployer plan within the meaning of section 4001(a)(3) of ERISA but is subject to Title IV of ERISA, as of the Closing Date, the assets of each such Company Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such

Company Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports.

                 (e)      With respect to any multiemployer plan (within the

meaning of ERISA section 4001(a)(3)) to which Company, the Subsidiary or any member of their Controlled Group has any liability or contributes (or has at any time contributed or had an obligation to contribute): (i) none of

Company, the Subsidiary or any member of their Controlled Group has incurred any withdrawal liability under Title IV of ERISA or would be subject to such liability if, as of the Closing Date, Company, the Subsidiary or any member of their Controlled Group were to engage in a complete withdrawal (as defined in ERISA section 4205) or partial withdrawal (as defined in ERISA section

4205) from any such multiemployer plan; and (ii) no such multiemployer plan is in reorganization or insolvent (as those terms are defined in ERISA sections 4241 and 4245, respectively).

                 (f)      With respect to any Company Plan, (i) no actions,

suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, (ii) no facts or circumstances exist that,

in so far as reasonably can be foreseen, could reasonably be expected to give rise to any such actions, suits or claims, and (iii) no written or oral communication has been received from the PBGC in respect of any Company Plan subject to Title IV or ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein.

                 (g)      Except as described in Section 3.10 of the Company

Disclosure Letter (i) all Benefit Plans, including any such plan that is an

"employee benefit plan" as defined in Section 3(3) of the Employee Retirement

Income Security Act of 1974 ("ERISA"), have been established and administered in accordance with their terms and are in compliance with all applicable requirements of law, including ERISA and the Internal Revenue Code of 1986,

as amended (the "Code"), and (ii) neither Company nor the Subsidiary has any liabilities or obligations with respect to any Company Plans (other than normal funding of such Company Plans), nor, to the knowledge of Company, are any such liabilities or obligations expected to be incurred. Except as set forth in Section 3.10 of the Company Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not constitute an event under any benefit plan, policy, arrangement or agreement

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

or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness,

vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to Company or the Subsidiary are the agreements and policies specifically referred to in Section 3.10 of the Company Disclosure

Letter.

         Section 3.11     Voting Requirements.  The Shareholder Approval is

the only vote of the holders of any class or series of Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement, including the Merger. There is no vote of the holders of any class or series of Company's securities necessary to approve the Voting

Agreement.

         Section 3.12     Brokers: Schedule of Fees and Expenses.  Except as

set forth in Section 3.12 of the Company Disclosure Letter, no broker,

investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company. The fees incurred and to be incurred by Company in connection with this Agreement and the transactions contemplated by this Agreement for the persons listed in Section 3.12 of the

Company Disclosure Letter are set forth in Section 3.12 of the Company

Disclosure Letter.  Company has furnished to Parent true and complete copies of all the agreements referred to in Section 3.12 of the Company Disclosure

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

Letter and all indemnification and other agreements related to the engagement of the persons so listed.

         Section 3.13     Opinions of Financial Advisors.  Company has

received the opinion of Davenport & Company, LLC to the effect that, as of the date of such opinion the consideration to be received by Company's shareholders in the Merger is fair to Company's shareholders from a financial point of view, a signed copy of which opinion has been delivered to Parent.

         Section 3.14     Taxes.

                 (a)      Company and the Subsidiary have timely filed (or

have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by either of them prior to or as of the Effective Time. All such Tax Returns are, or will be at the time of filing, true, complete and correct in all material respects.

                 (b)      Company and the Subsidiary have paid (or have had

paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the

Effective Time, an adequate accrual for the payment of, all material Taxes due with respect to any period (or portion thereof) ending prior to or as of the Effective Time.

                 (c)      For purposes of this Agreement, the following terms

shall have the following meanings:

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

                          (i)     "Taxes" shall mean all Federal, state,

         local and foreign taxes, and other assessments of a similar nature

         (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

                          (ii)    "Tax Returns" shall mean all Federal,

         state, local and foreign tax returns, declarations, statements,

         reports, schedules, forms and information returns and any amended tax return relating to Taxes.

         Section 3.15     Compliance with Laws.  Neither Company nor the

Subsidiary has violated or failed to comply with, or received any written notice from any Governmental Authority asserting a failure to comply with,

any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Authority applicable to its business or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse

Effect. Each of Company and the Subsidiary has and is in compliance with all permits, licenses and franchises from Governmental Authorities required to conduct its business as now being conducted, except to the extent that the failure to have or comply with such permits, licenses and franchises could not, individually or in the aggregate, reasonably be expected to result in a

Company Material Adverse Effect.

         Section 3.16     Environmental Matters.

                 (a)      Each of Company and the Subsidiary has obtained all

material licenses, permits, authorizations, approvals and consents

("Environmental Permits") from all Governmental Authorities that are required

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

in respect of its business or operations under any applicable Environmental

Law, and each of such Environmental Permits is in full force and effect.

                 (b)      Each of Company and the Subsidiary is and has been

in compliance with the terms and conditions of all such Environmental Permits and with all applicable Environmental Laws, except for such failures that,

individually or in the aggregate, could not reasonably be expected to have a

Company Material Adverse Effect.

                 (c)      (i)  Except as disclosed in the Filed SEC Documents,

no site or facility now or previously owned, operated or leased by Company or the Subsidiary is listed or proposed for listing on the National Priorities

List or CERCLIS, promulgated pursuant to the Comprehensive Environmental

Response, Compensation and Liability Act of 1989, as amended ("CERCLA"), and the rules and regulations thereunder or on any similar state or local list of sites requiring investigation or Remedial Action.

                          (ii)    Except as set forth in Section 3.16 of the

Company Disclosure Letter, neither Company nor the Subsidiary has received any written notice of any actual or alleged material violation of any

Environmental Law with respect to any of its facilities.

                          (iii)   Except as provided in Section 3.16 of the

Company Disclosure Letter, neither Company nor the Subsidiary is subject to any material outstanding agreements with or orders of any Governmental

Authority or other person respecting (A) Environmental Laws, (B) Remedial

Action or (C) any Release of a Hazardous Material.

                          (iv)    Neither Company nor the Subsidiary has

received any written notice or request for information pertaining to a

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

response or removal action (as defined by CERCLA), with respect to any of its sites or facilities now or previously owned, operated or leased by it.

                 (d)      No liens have arisen under or pursuant to any

Environmental Law on any site or facility owned, operated or leased by

Company or the Subsidiary, other than liens that individually or in the aggregate could not reasonably be expected to have a Company Material Adverse

Effect.

                 (e)      There have been no material environmental

investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, Company or the Subsidiary in relation to any site or facility owned, operated or leased by Company or the

Subsidiary, except those reports that have been made available to Parent prior to the execution of this Agreement.

                 (f)      Except as could not, individually or in the

aggregate, reasonably be expected to have a Company Material Adverse Effect,

no Hazardous Material has been Released, disposed of or arranged to be disposed of at, about or from any site or facility now or previously owned,

operated or leased by Company or the Subsidiary.

                 (g)      As used herein:

                          (i)     "Environmental Law" means any law or order

relating to the environment or to emissions, discharges or Releases of pollutants, contaminants, or chemicals, or industrial, toxic or hazardous substances or wastes, into the environment (including structures, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata),

or otherwise relating to the manufacture, processing, distribution, use,

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

treatment, storage, disposal, transport or handling of pollutants,

contaminants, chemicals or industrial, toxic or hazardous substances or wastes;

                          (ii)    "Hazardous Material" means (A) any

chemicals or other materials or substances that are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes,"

"toxic substances," "pollutants," "contaminants," or words of similar import under any Environmental Law, including petroleum, friable asbestos, PCBs and

CFCs; and (B) any other chemical, material or substance, the presence of or exposure to which is prohibited, limited or regulated by any Governmental

Authority under any Environmental Law;

                          (iii)   "Release" means any actual or threatened

(as defined under CERCLA) release, spill, effluent, emission, leaking,

pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or any structure; and

                          (iv)    "Remedial Action" means all actions,

including any capital expenditures, required by a Governmental Authority,

required under any Environmental Law or voluntarily undertaken to (A) clean up, remediate, remove, treat or in any other way ameliorate or address any

Hazardous Material Released into the environment; (B) prevent the Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or the environment; (C)

perform pre-remedial studies and investigations or post-remedial monitoring



                                      37
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

and care relating to a Release; or (D) bring the applicable party into compliance with any Environmental Law.

         Section 3.17     Labor Matters.  There are no strikes or other

disputes or controversies pending or, to the knowledge of Company, threatened between Company or the Subsidiary and any representatives of its employees and, to the knowledge of Company, there are no organizational efforts underway involving employees of Company or the Subsidiary.

         Section 3.18     Certain Contracts.  Except as disclosed in Section

3.18 of the Company Disclosure Letter, there is no Contract for the purchase of real property, plant, facilities or any other assets acquired outside the ordinary course of business pursuant to which Company or the Subsidiary is obligated to make payments which are reasonably likely to exceed $50,000 in the aggregate.

         Section 3.19     Contract Defaults.  Neither Company nor the

Subsidiary nor, to the knowledge of Company, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred that, with notice or lapse of time or both, could reasonably be expected to result in a default under, any

Contract to which Company or the Subsidiary is a party or by which Company or the Subsidiary or any of their respective assets or properties is bound,

except (i) for those breaches, violations or defaults set forth in Section

3.19 of the Company Disclosure Letter or (ii) for such breaches, violations or defaults which could not reasonably be expected to result in a Company

Material Adverse Effect.



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

         Section 3.20     Board Recommendation.  The Board of Directors of

Company, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (a)

determined that this Agreement and the transactions contemplated hereby,

including the Merger, are fair to and in the best interests of the shareholders of Company, (b) duly approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and approved and consented to the execution and performance of the Voting Agreement, in each case prior to the execution of such agreement, and (c) resolved to recommend that the holders of shares of Common Stock approve this Agreement and the transactions contemplated hereby, including the Merger.

         Section 3.21     State Takeover Statute.  No state takeover statute

or similar statute or regulation of the Commonwealth of Virginia applies to this Agreement, the Merger, the Voting Agreement or any of the other transactions contemplated hereby and thereby. No provision of the Articles of

Incorporation, Bylaws or other governing instruments of Company or the

Subsidiary would directly or indirectly restrict or impair the ability of

Parent or Acquisition or their respective affiliates to vote, or otherwise to exercise the rights of a shareholder with respect to, securities of Company and the Subsidiary that are acquired or controlled by Parent or Acquisition or their respective affiliates pursuant to the Merger or permit any shareholder to acquire securities of Company on a basis not available to

Parent or Acquisition in the event that Parent or Acquisition were to acquire securities of Company pursuant to the Merger, and neither Company nor the

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

Subsidiary has any rights plan, preferred stock or similar arrangement which have any of the aforementioned consequences in connection with the Merger.

         Section 3.22     Settlement Agreement.  A true and correct copy of

the Settlement Agreement (as defined in Section 7.1) is attached as

Attachment 3.22-1 to the Company Disclosure Letter. The Settlement Agreement

constitutes the entire agreement between Company and the other defendants and the plaintiffs in the Derivative Suit relating to the settlement of such lawsuit, has been executed and delivered by all the parties thereto and has not been amended, modified or rescinded. Company is not (and to the knowledge of Company no other party is) in breach of, or default under the Settlement

Agreement and, to the knowledge of Company, no event has occurred that, with or without notice or lapse of time or both, would result in a breach or a default thereunder. Other than the Derivative Suit, there is no suit, action or proceeding pending or, to the knowledge of Company, threatened against or affecting Company or the Subsidiary that arises out of or is related to, the settlement contemplated by the Settlement Agreement or any matters,

transactions, circumstances or occurrences referred to in the complaint of the plaintiffs in the Derivative Suit.

         Section 3.23     Industrial Revenue Bonds.

                 (a)      The County of Saratoga Industrial Development

Revenue Bonds (Spurlock Adhesives Inc. Project), Series 1997-A (the

"Industrial Revenue Bonds") (i) have an Interest Rate Mode (as defined in the

Trust Indenture, dated October 1, 1997, between the County of Saratoga

Industrial Development Agency and Star Bank, N.A. (the "Trust Indenture"))

equal to the Weekly Rate (as defined in the Trust Indenture) and (ii) are

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

redeemable either prior to or following the Closing Date, at the option of

Company, in whole at a redemption price that is not more than 100% of the principal amount thereof upon 30 days notice and upon compliance by Company with the requirements for such redemption set forth in the Trust Indenture and Section 5.5 of the Installment Sale Agreement relating to such bonds; and

                 (b)      That certain Master Agreement, dated as of September

19, 1997, between Keybank National Association and the Subsidiary can be

terminated by the Subsidiary on or prior to the Closing Date in exchange for a payment by the Subsidiary of an amount not to exceed $285,000.

         Section 3.24     Waiver and Agreement; Mutual Release.  True and

complete copies of the Waiver and Agreement and the Mutual Release are

attached as Attachments 3.24-1 and 3.24-2, respectively, to the Company

Disclosure Letter. The Waiver and Agreement and the Mutual Release constitute the entire agreement between Company and the Subsidiary, on the one hand, and the other parties to such agreements, on the other hand, relating to the settlement of all claims or causes of action, past and present, whether known or unknown, in any way arising out of, related to or in any way connected with, alleged agreements to grant options to purchase shares of the common stock of either Company or the Subsidiary or any other compensation for services of William A. Patterson, Neil Tucker or Corporate Strategies, Inc.,

including but not limited to that set forth in a letter from William A.

Patterson to Harold N. Spurlock, Sr. dated February 7, 1994, signed by Harold

N. Spurlock, Sr. on February 18, 1994 and a letter from Harold N. Spurlock,

Sr. to Neil Tucker dated on or about March 12, 1994, and all other controversies which might arise out of or be related to the aforesaid letter

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

or any agreement in any way related thereto. Each of the Waiver and Agreement and the Mutual Release has been executed and delivered by all parties thereto, is in full force and effect and has not been amended, modified or rescinded. Company is not (and, to the knowledge of Company, no other party

is) in breach of, or default under either the Waiver and Agreement or the

Mutual Release and, to the knowledge of Company, no event has occurred that,

with or without lapse of time or both, would result in a breach or default thereunder. There is no suit, action or proceeding pending or, to the knowledge of Company, threatened against or affecting Company or the

Subsidiary (and Company does not have knowledge of any basis for any such suit, action or proceeding) that arises out of or is related to, the settlement contemplated by the Waiver and Agreement or the Mutual Release or

any matters, transactions, circumstances or occurrences referred to therein.



                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PARENT

         Section 4.1      Organization, Standing and Corporate Power.  Each of

Parent and Acquisition is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to own, lease and operate its property and carry on its business as now being conducted. Each of Parent and

Acquisition is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary,

other than in such jurisdictions where the failure to be so qualified or

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

licensed (individually or in the aggregate) would not have a material adverse effect on  the ability of Parent and Acquisition to perform their respective obligations hereunder or to consummate the transactions contemplated hereby,

including the Merger (a "Parent Material Adverse Effect"). Neither Parent nor

Acquisition is in violation of any provision of its certificate of incorporation, bylaws or comparable organizational documents, except to the extent that such violations would not, individually or in the aggregate, have a Parent Material Adverse Effect.

         Section 4.2      Authority: Noncontravention.  Parent and Acquisition

have all requisite corporate power and authority to enter into this

Agreement, to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution,

delivery and performance of this Agreement by Parent and Acquisition, and the consummation by Parent and Acquisition of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of Parent and Acquisition. This Agreement has been duly executed and delivered by Parent and Acquisition and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms, subject to the effects of bankruptcy, insolvency,

fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The execution, delivery and performance of this Agreement by Parent and

Acquisition do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not,

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

conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Acquisition under (i) their respective certificates of incorporation or bylaws or comparable organizational documents, (ii) any loan or credit agreement, note, bond, mortgage,

indenture, lease or other agreement, instrument, permit, concession,

franchise or license applicable to Parent or Acquisition or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree,

statute, law, ordinance, rule or regulation applicable to Parent or Acquisition or their respective properties or assets, other than, in the case of clauses

(ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate could not be reasonably expected to (x) have a Parent Material Adverse Effect, (y) prevent Parent and Acquisition from performing their respective obligations under this Agreement in any material respect or (z) prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement. No consent, approval,

order, action or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or

Acquisition in connection with the execution, delivery and performance of this Agreement by Parent and Acquisition or the consummation by Parent or

Acquisition, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and

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

report form by Parent under the HSR Act, (ii) applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing of articles of merger, a plan of merger and other appropriate documents, if any, with the Virginia State Corporation

Commission and appropriate documents with the relevant authorities of other states in which Company or Acquisition is qualified or may be required to be qualified to do business, and (iv) such other consents, approvals, orders,

authorizations, registrations, declarations and filings which, if not obtained or made, could not be reasonably expected to prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Parent or Acquisition from performing their respective obligations under this Agreement in any material respect or have, individually or in the aggregate, a Parent Material Adverse Effect.

         Section 4.3      Information Supplied.  None of the information

supplied or to be supplied in writing by Parent or Acquisition for inclusion or incorporation by reference in the Proxy Statement will, at the date the

Proxy Statement is first mailed to Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Neither Parent nor Acquisition makes any representation or warranty with respect to any information supplied by

Company or the Subsidiary or any of their respective representatives which is contained in or incorporated by reference in the Proxy Statement.

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

         Section 4.4      Litigation.  There is no suit, action or proceeding

pending or, to the knowledge of Parent, threatened against or affecting

Parent or Acquisition (and Parent does not have any knowledge of any basis for any such suit, action or proceeding) that, individually or in the aggregate, could reasonably be expected to (a) have a Parent Material Adverse

Effect or (b) delay or prevent Parent or Acquisition from performing their respective obligations under this Agreement in any material respect, and there is not any judgment, decree, injunction, rule or order of any

Governmental Authority or arbitrator outstanding against Parent or

Acquisition having, or which, insofar as reasonably can be foreseen, in the future could reasonably be expected to have, any Parent Material Adverse

Effect or could prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement.

         Section 4.5      Financial Ability to Pay Merger Consideration.

Parent has or has available to it pursuant to available credit lines in effect on the date hereof, access to which credit lines is subject to no material conditions other than the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2 hereof, and through the Closing Date will continue to have available to it through such sources, and shall cause

Acquisition to have, the ability to pay the Merger Consideration and to otherwise perform the respective obligations of Parent and Acquisition as provided for in this Agreement.

         Section 4.6      No Ownership of Company Common Stock.  As of the

date hereof, neither Parent, Borden, Inc., a New Jersey corporation, nor any direct or indirect subsidiary of either such corporation (and, to the

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

knowledge of Parent, no officer or director of Parent), owns, beneficially or of record, any shares of Common Stock of Company.



                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

         Section 5.1      Conduct of Business by Company.  During the period

from the date of this Agreement to the Effective Time (unless this Agreement is terminated prior thereto pursuant to Section 8.1 hereof), Company shall,

and shall cause the Subsidiary to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use commercially reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers,

licensers, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except for Approved

Matters (as defined below) Company shall not, and shall not permit the

Subsidiary to:

                 (a)      (i) declare, set aside or pay any dividends on, or

make any other distributions - in respect of, any of its capital stock, other than dividends and distributions by the Subsidiary to Company, (ii) split,

combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect

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

of, in lieu of or in substitution for shares of its capital stock, or (iii)

purchase, redeem or otherwise acquire any shares of capital stock of Company or the Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                 (b)      authorize for issuance, issue, deliver, sell, pledge

or otherwise encumber, or agree or commit to issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalents (including, without limitation, stock appreciation rights) or any securities convertible into, or any rights,

warrants or options to acquire, any such shares, voting securities, equity equivalents or convertible securities (whether through the granting or issuance of options, warrants, commitments, subscriptions, rights to purchase or otherwise) (other than (i) the issuance of shares of Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement,

and in accordance with their then terms, and (ii) up to 50,000 shares of

Common Stock to be issued by Company pursuant to the Settlement Agreement);

                 (c)      amend its articles of incorporation, Bylaws or other

comparable organizational documents;

                 (d)      acquire or agree to acquire (i) by merging or

consolidating with, or by purchasing a substantial portion of the assets of,

or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to Company and the Subsidiary taken as a whole;

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

                 (e)      sell, lease, license, mortgage or otherwise encumber

or subject to any Lien or otherwise dispose of any of its properties or assets, other than sales of inventory, sales or other dispositions of other assets which do not exceed $100,000 in the aggregate, and mortgages or other encumbrances or Liens that, in each instance, are transacted or incurred in the ordinary course of business;

                 (f)      (i) except for the indebtedness described in Section

5. l(f)(i) of the Company Disclosure Letter, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Company or the Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings under existing lines of credit or replacements thereof incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances (other than advances to employees not to exceed $50,000 in the aggregate) or capital contributions to, or investments in, any other person, either by purchase of stock or securities, property transfer or purchase of any material amount of property or assets, other than to Company or the Subsidiary;

                 (g)      make or agree to make any new capital expenditure or

expenditures which are not set forth in Section 5.1 of the Company Disclosure

Letter, except for expenditures reasonably necessary to effect any replacement or repair of a capital asset required as a result of any

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

obsolescence, breakdown, casualty or loss occurring after the date of this

Agreement (to the extent necessary to continue or restore the conduct of business by Company or the Subsidiary in the ordinary course);

                 (h)      make or change any Tax election, adopt or change any

method of accounting with respect to any Taxes, unless required to do so by law, or settle or compromise any Tax liability or refund in excess of

$10,000;

                 (i)      adopt a plan of complete or partial liquidation or

resolutions providing for or authorizing such a liquidation or a dissolution,

merger, consolidation, restructuring, recapitalization or reorganization of

Company or the Subsidiary other than in connection with the consummation of the Merger pursuant to this Agreement;

                 (j)      change any assumption underlying, or method of

calculating, any bad debt, contingency or other reserve, or change any other material accounting principles or practices used by it (except changes that may be necessary or appropriate in order to comply with a change in generally accepted accounting principles that takes effect after the date of this

Agreement);

                 (k)      pay, discharge or satisfy any material claims,

liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction of (A) liabilities in the ordinary course consistent with past practices (including current payments due under long term debt outstanding on the date of this Agreement or otherwise set forth in Section 5.1(f)(i) of the Company Disclosure Letter),

(B) costs relating to this Agreement and the transactions contemplated

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

hereby, (C) accrued and current legal, accounting and other professional fees and expenses incurred by Company or the Subsidiary and (D) claims or liabilities paid, discharged or satisfied in accordance with the Settlement

Agreement, the Mutual Release, the Waiver and Agreement or as otherwise expressly contemplated or permitted under the terms and provisions of this

Agreement;

                 (l)      except as set forth in Section 5.1(1) of the Company

Disclosure Letter or as required by employment agreements or Company Plans existing on the date of this Agreement, or as required by applicable law, (i)

increase the compensation payable or to become payable to its executive officers or employees, (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director,

executive officer or employee of Company or the Subsidiary or (iii)

establish, adopt, enter into or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining agreement, stock option plan, Company Plan, or other employee benefit plan,

agreement or policy except as contemplated by this Agreement; provided,

however, that this clause (1) shall not prohibit Company or the Subsidiary from entering into any employment agreement with any employee (other than any executive officer of Company) (A) whose current employment agreement is expiring, (B) contemporaneously with the hiring of such employee or (C)

contemporaneously with the promotion of such employee, if, in each case, such employment agreement does not provide for salary in excess of $50,000 per year, does not have a term in excess of one year and is entered into in the ordinary course of business consistent with prior practice, and, in the case

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of clause (A) above, such new employment agreement is substantially similar to the expiring agreement and, in the case of clause (B) or (C) above, such employment agreement is substantially similar to current employment agreements for employees of Company and the Subsidiary at the applicable level;

                 (m)      waive, release, grant or transfer any rights of

material value or terminate, modify or change in any material respect any existing license, lease, contract or other agreement which is material to the business of Company and the Subsidiary, taken as a whole; or

                 (n)      authorize any of, or commit, agree, arrange or

contract to take any of, the foregoing actions.

         For purposes of this Agreement, "Approved Matters" means matters that are either (i) expressly contemplated or provided for in this Agreement or

(ii) approved in writing by Parent (such approval not to be unreasonably withheld).

         Section 5.2      Other Actions.  Company and Parent shall not, and

shall not permit any of their respective affiliates to, take any action that would, or that could reasonably be expected to, result in (a) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (b) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (c) any of the conditions to the Merger set forth in

Article VII not being satisfied.

         Section 5.3      Advice of Changes.  Company and Parent shall

promptly advise the other orally and in writing of any change or event

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

having, or which, insofar as can reasonably be foreseen, would have, a

Company Material Adverse Effect or a Parent Material Adverse Effect, as

applicable; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 5.4      No Solicitation.

                 (a)      Company shall not, nor shall it permit the

Subsidiary to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, Company or the Subsidiary to, directly or indirectly (i)

solicit, initiate or encourage the submission of any takeover proposal (as defined below), (ii) enter into any agreement with respect to, or endorse,

any takeover proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that nothing contained in this Agreement shall prevent Company or its Board of Directors from (A)

furnishing nonpublic innovation to, or entering into discussions or negotiations with, any person who has made an unsolicited bona fide written takeover proposal to Company or its shareholders or (B) complying with Rule

14e-2 promulgated under the Exchange Act with regard to a takeover proposal,

but only to the extent that (1) in each case referred to in clauses (A) and

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(B) the Board of Directors of Company determines in good faith based on written advice of its outside legal counsel, that such action is necessary for the Board of Directors of Company to comply with its fiduciary duties to shareholders under applicable law or to comply with the Exchange Act, and the rules and regulations thereunder, and (2) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such person, the Board of Directors of Company receives from such person or entity an executed confidentiality agreement with terms no less favorable to Company than those contained in the Confidentiality Agreement (the "Confidentiality

Agreement") dated August 4, 1998 executed by Parent and Company; and

provided, further that, except as necessary to comply with any time periods prescribed by applicable law, the Board of Directors of Company shall not take any of the foregoing actions referred to in clauses (A) and (B) until a reasonable period of time has elapsed after it has delivered the Notice of

Takeover Proposal with respect thereto in accordance with Section 5.4(c).

Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.4(a) by any director, executive officer or authorized employee of Company or Subsidiary or any investment banker, attorney or other advisor or representative of Company or the

Subsidiary, whether or not such person is purporting to act on behalf of

Company or the Subsidiary or otherwise, shall be deemed to be a breach of this Section 5.4 by Company. For purposes of this Agreement, "takeover proposal" means any proposal for a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or the Subsidiary or any proposal or offer to

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acquire in any manner, directly or indirectly, more than 15% of any class of voting securities of Company or the Subsidiary, or assets representing a substantial portion of the assets of Company and the Subsidiary, taken as a whole, or any tender offer (including a self tender offer that if consummated would result in any person beneficially owning more than 15% of any class of voting securities of Company or the Subsidiary) other than the transactions contemplated by this Agreement. Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations by Company or any of its officers, investment bankers, attorneys or other advisors or representatives with any parties conducted heretofore with respect to any of the foregoing.

                 (b)      Prior to a termination of this Agreement pursuant to

any of the applicable provisions of Section 8.1 (which termination may be simultaneous with such action), neither the Board of Directors of Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the adoption, approval or recommendation by such Board of Directors or any such committee of this

Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal.

                 (c)      Company promptly shall advise Parent orally and in

writing of any takeover proposal or any inquiry with respect to, or which could reasonably be expected to lead to, any takeover proposal, the material terms and conditions thereof and the identity of the person making any such takeover proposal or inquiry (the "Notice of Takeover Proposal"). Company shall keep Parent promptly and fully informed in all material respects of the status and details of any such takeover proposal or inquiry.

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                 (d)      Company agrees not to release any third party from,

or waive any provisions of, any confidentiality or standstill agreement to which Company is a party.



                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

         Section 6.1      Preparation of the Proxy Statement; Shareholders

Meeting.

                 (a)      As soon as practicable following the date of this

Agreement, Company shall prepare and file with the SEC the Proxy Statement

(subject to receipt of any necessary information from Parent pursuant to

Section 6. l(b) hereof). Company shall use its commercially reasonable best efforts to have the Proxy Statement approved by the SEC as promptly as practicable and to cause the Proxy Statement to be mailed to Company's shareholders as promptly as practicable after it is approved by the SEC.

Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act.  Company will notify Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the

Proxy Statement or for additional information and will supply Parent with copies of all correspondence between Company or any of its representatives,

on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement prior to its being filed with the SEC and shall give

Parent and its counsel the reasonable opportunity to review the Proxy

Statement and all amendments and supplements thereto and all responses to

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requests for additional information and replies to comments prior to their being filed with or sent to the SEC. Company agrees to use its commercially reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. If at any time prior to the approval of this Agreement by Company's shareholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, Company will prepare and mail to its shareholders such an amendment or supplement.

                 (b)      Parent shall promptly upon request from Company use

commercially reasonable best efforts to provide all information concerning

Parent or its affiliates required to be disclosed in the Proxy Statement and such information shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such information not misleading in light of the circumstances under which it is provided.

                 (c)      Company shall, as soon as practicable following the

approval of the Proxy Statement by the SEC and subject to the requirements of applicable law, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of obtaining the

Shareholder Approval. Subject to the provisions of Section 8.1(d), Company shall, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated by this Agreement. In the event that (i) the affirmative votes of the shares of Common Stock subject to the Voting Agreement are insufficient, standing alone, to obtain the

Shareholder Approval or (ii) any of the shares of Common Stock subject to the

Voting Agreement are not voted in accordance with the terms thereof, Company

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shall, subject to the provisions of Section 8.1(d), use its commercially reasonable best efforts in soliciting votes to obtain the necessary approval by its shareholders of this Agreement and the transactions contemplated hereby.

         Section 6.2      Access to Information; Confidentiality.  Subject to

limitations imposed by applicable law, Company shall, and shall cause the

Subsidiary to, (i) afford to Parent and its officers, employees, accountants,

counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel, audits, files,

correspondence, contracts and records and (ii) furnish promptly to the Parent

(a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of

Federal or state securities laws and (b) all financial and operating data and other information concerning its business, properties and personnel as Parent may reasonably request. Company shall, and shall cause the Subsidiary to, (i)

instruct its employees, counsel and financial advisors to reasonably cooperate with Parent in Parent's investigation of the business of Company and (ii) make its personnel reasonably available for discussions with representatives of Parent. Parent and Acquisition shall hold, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information







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in confidence to the extent required by, and in accordance with, the

Confidentiality Agreement.

         Section 6.3      Best Efforts; Notification.

                 (a)      Upon the terms and subject to the conditions set

forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done,

and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from

Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental

Authorities, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this

Agreement or the consummation of the transactions contemplated by this

Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and

(iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that (x) a party shall not be obligated to take any action pursuant to the foregoing clauses

(i) through (iv) if the taking of such action or the obtaining of any waiver,

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consent, approval or exemption is reasonably likely to be materially burdensome to such party and its subsidiaries taken as a whole or to impact in a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger and (y) Parent or Acquisition shall not be obligated to take any action pursuant to the foregoing clauses (i) through (iv)

if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely to result in the imposition of a condition or restriction of the type referred to in clause (ii), (iii) or (iv) of

Section 7.2(c). Notwithstanding the foregoing, Company agrees to use it commercially reasonable best efforts to (i) take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper and advisable to satisfy the conditions set forth in Section 7.1(a) and Sections 7.2(d) and (h), and

(ii) not enter into (and to prevent the Subsidiary from entering into) any transaction the consummation of which could reasonably be expected to impede,

interfere with, prevent or materially delay the Merger. Further, Company shall

(a) comply with all of its obligations under the Settlement Agreement, the

Waiver and Agreement and the Mutual Release, (b) not amend or modify the

Settlement Agreement (unless required to do so by court order), the Waiver and

Agreement or the Mutual Release, (c) not waive compliance by any other party to the Settlement Agreement, the Waiver and Agreement or the Mutual Release, and

(d) obtain the written consent of Parent (not to be unreasonably withheld)

prior to any withdrawal by Company from the settlements contemplated by the

Settlement Agreement, the Waiver and Agreement and the Mutual Release or any

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termination of the Settlement Agreement, the Waiver and Agreement or the Mutual

Release or such settlements, except, in the case of the Settlement Agreement,

to the extent necessitated by court order.

                 (b)      Company shall give prompt notice to Parent, and

Parent shall give prompt notice to Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.3(b) shall not limit or otherwise affect the remedies available hereunder to the parties receiving such notice.

         Section 6.4      Public Announcements.  Parent and Acquisition, on

the one hand, and Company and the Subsidiary, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement,

and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law,

court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that a press release mutually agreed upon by Company and Parent regarding the execution of this Agreement and the transactions contemplated hereunder will be issued promptly following the execution of this Agreement by all parties hereto.





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         Section 6.5      Benefit Plans.

                 (a)      Provision of Benefits.  At Parent's option, Parent

shall provide or cause the Surviving Corporation (or in the case of a transfer of all or substantially all of the assets and business of the

Surviving Corporation, its successors and assigns) to provide benefits to employees of Company and the Subsidiary that either (i) are not materially less favorable, in the aggregate, than those provided to employees of Parent holding similar positions or (ii) are not materially less favorable, in the aggregate, than those provided by Company on the date of this Agreement.

                 (b)      Service.  With respect to any "employee benefit

plan", as defined in Section 3(3) of ERISA, maintained by Parent or the

Surviving Corporation (or its successors and assigns) (including any severance plan), for purposes of determining eligibility to participate and vesting, service with Company or the Subsidiary prior to the Effective Date shall be treated as service with Parent or the Surviving Corporation (or its successors and assigns); provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

         Section 6.6      Indemnification.

                 (a)      Parent agrees that it will not, and that it will

cause the Surviving Corporation not to, voluntarily take any action to reduce any rights to indemnification or exculpation existing at the date hereof in favor of the directors or officers of Company or Subsidiary (the "Indemnified

Parties") as provided in the respective Articles of Incorporation or Bylaws or Virginia law, as the case may be, with respect to actions by them occurring at or prior to the Effective Time.

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                 (b)      Parent shall use its best efforts to cause the

persons serving as officers and directors of Company or the Subsidiary immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy maintained by Company and the Subsidiary (provided that

Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such. Prior to the Effective Time, Company shall endeavor to, and shall be permitted to, satisfy the obligations under the preceding sentence by extending or arranging for the extension of coverage under such insurance policies pursuant to (i) a six-year "tail"

policy with respect to acts or omissions occurring prior to the Effective

Time other than claims, suits or damages relating to the matters,

transactions or occurrences referred to in the complaint of plaintiffs in the

Derivative Suit (provided that without Parent's consent the lump sum payment to purchase such coverage shall not exceed $132,300) and (ii) a one-year

"tail" policy with respect to the policy of insurance under which Company has filed claims relating to the matters, transactions or occurrences referred to in the complaint of plaintiffs in the Derivative Suit (provided that without

Parent's consent the lump sum payment to purchase such coverage shall not exceed $12,000), in which case Parent shall cause such premium, to the extent not previously paid by Company, to be paid at the Closing. If such a "tail"

policy cannot be purchased on such terms prior to the Effective Time, then

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Parent and the Surviving Corporation shall endeavor to obtain coverage contemplated by the first sentence of this Section 6.6(b); provided, however,

that in no event shall Parent or the Surviving Corporation be required to expend more than the amount (the "Insurance Amount") equal to 150% of the current annual premium expended by Company and the Subsidiary to maintain such insurance coverage as of the Effective Time; and provided, further, that if Parent or the Surviving Corporation is unable to maintain or obtain the insurance called for by this Section 6.6, Parent shall use its best efforts to obtain as much comparable insurance as available for the Insurance Amount and; provided, further, that during such six-year period the Surviving

Corporation shall review, not less than annually, the feasibility of purchasing tail coverage for the balance of such six-year period and shall endeavor to purchase such coverage if it is available at a cost not exceeding the maximum amount that the Surviving Corporation would otherwise be obligated to pay under the first proviso to this sentence. Company represents and warrants that the current annual premium for such insurance coverage is

$44,100.

                 (c)      In the event Parent or the Surviving Corporation or

any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.6.

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         Section 6.7      Payment of Fees and Expenses.  Except as provided in

Sections 8.2(a) and 8.2(b), in the event the Merger is not consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement (including any fees set forth in Attachment 3.12 to the Company Disclosure Letter which are due and payable) shall be paid by the party incurring such fees or expenses. In the event the Merger is consummated, Parent shall cause the following payments to be made by the Surviving Corporation at the Effective Time:

                 (a)      To Davenport & Company, LLC, the sums payable to it

by Company under the agreement dated June 24, 1998, to the extent not previously paid by Company.

                 (b)      To Williams, Mullen, Christian & Dobbins, all unpaid

reasonable legal fees and expenses owing to it by Company or the Subsidiary for services rendered through the Effective Time.

                 (c)      To Cherry, Bekaert & Holland, all unpaid reasonable

accounting fees and expenses owing to it by Company or the Subsidiary for services rendered through the Effective Time.

                 (d)      To such other persons as may be applicable, any

unpaid reasonable printing costs, solicitation fees or SEC filing fees relating to the filing and printing of the Proxy Statement and the solicitation of proxies thereunder.

         To the extent that the portion of the aggregate sum of the amounts payable pursuant to clauses (a), (b) and (c) above of this Section 6.7 which is directly related to the negotiation of this Agreement and the consummation of the Merger, together with the amount payable pursuant to clause (d) above,

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exceeds the sum of $600,000, then the aggregate Merger Consideration payable pursuant to Section 2.7 hereof shall be reduced on a dollar for dollar basis by the amount of such excess, and such reduction shall be applied pro rata to reduce the per share amounts of the Merger Consideration payable to the holders of shares of Common Stock or Company Stock Options pursuant to

Sections 2.7 and 2.8 hereof. For the purposes of the foregoing, the parties agree that all legal and accounting fees and expenses accrued and unpaid by the Company through the date of this Agreement, which are set forth in

Section 6.7 of the Company Disclosure Letter, or thereafter accrued and not paid prior to the Effective Time in connection with (i) the settlement and defense of the Derivative Suit (including negotiation and preparation of the

Settlement Agreement), (ii) the normal year-end financial audit and preparation of related audited financial statements for Company and

Subsidiary on a consolidated basis, (iii) any SEC Documents, other than the

Proxy Statement and any Current Reports on Form 8-K related to the Merger,

required to be filed by Company after the date of this Agreement or (iv) any other legal or accounting matters of Company or the Subsidiary which are unrelated to the Merger, shall not be included within the fees and expenses subject to the above-described $600,000 ceiling.

         Section 6.8      Promissory Note from the Spurlock Family Limited

Partnership.  During the period from the date hereof until the earlier of the

Effective Time or the Expiration Date under the Voting Agreement (as defined in Section 2 of the Voting Agreement), Company shall not, and Company shall cause the Subsidiary not to, (i) enforce any rights it may have under (A)

that certain $375,000 promissory note, dated April 8, 1998 (the "Subsidiary

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Note"), payable to the Subsidiary by the Spurlock Family Limited Partnership

(the "Partnership") or (B) the Pledge and Security Agreement, dated April 8,

1998 (the "Pledge Agreement"), between the Partnership and the Subsidiary,

which, in either case, would in any way affect the rights of the Partnership to vote the 2,325,000 shares of Common Stock pledged to the Subsidiary to secure payment of the Subsidiary Note and (ii) assign or otherwise transfer the Subsidiary Note or the Pledge Agreement or any rights arising thereunder to any other person.

         Section 6.9      Stop Transfer Order.  Company shall notify Company's

transfer agent that there is a stop order with respect to all of the Shares

(as defined in the Voting Agreement) and that the Voting Agreement places limits on the voting of the Shares.

         Section 6.10     No Acquisition of Common Stock Prior to Effective

Time.  Prior to the earlier of (a) the Effective Time or (b) the termination of this Agreement in accordance with the - terms hereof, without consent of the Company, neither Parent nor any of its affiliates shall acquire by purchase or otherwise any shares of the Common Stock of Company.

         Section 6.11     Buy-Out of Plant A Lease.  At Closing, the

Subsidiary shall exercise its right under that certain lease, dated September

30, 1997, between D. B. Western, Inc. ("D. B. Western") and the Subsidiary

(the "Plant A Lease") to purchase the Equipment and D.B. Western's

"proprietary information" relating thereto (all as defined in the Plant A

Lease) for a purchase price not to exceed $3,603,660. Parent shall cause the

Subsidiary to be provided with all funds necessary to consummate such purchase. In the event that the purchase price exceeds the sum of $3,603,660,

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the aggregate Merger Consideration payable pursuant to Section 2.7 hereof shall be reduced on a dollar for dollar basis by the amount of such excess,

and such reduction shall be applied pro rata to reduce the per share amount of the Merger Consideration payable to the holders of shares of Common Stock or Company Stock Options pursuant to Sections 2.7 and 2.8 hereof.



                                  ARTICLE VII

                             CONDITIONS PRECEDENT

         Section 7.1      Conditions to Each Party's Obligation to Effect the

Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                 (a)      Shareholder Approval.  Company shall have obtained

the Shareholder Approval.

                 (b)      Antitrust.  The waiting period (and any extensions

thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

                 (c)      No Injunctions or Restraints.  No temporary

restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, shall be in effect;

provided, however, that, subject to the proviso in Section 6.3, each of the parties shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

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         Section 7.2      Conditions to Obligations of Parent and Acquisition.

The obligations of Parent and Acquisition to effect the Merger are further subject to the satisfaction or waiver by Parent on or prior to the Closing

Date of the following conditions:

                 (a)      Representations and Warranties. The representations

and warranties of Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date), and

Parent shall have received a certificate signed on behalf of Company by the

Chief Executive Officer of Company to such effect.

                 (b)      Performance of Obligations of Company. Company shall

have performed and complied with in all material respects all obligations and covenants required to be performed or complied with by it under this

Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer of

Company to such effect.

                 (c)      No Litigation. There shall not be pending any suit,

action or proceeding by any Governmental Authority (or by any other person,

if such suit, action or proceeding has a reasonable likelihood, in the opinion of outside counsel to Parent, of success) (i) challenging the acquisition by Parent or Acquisition of any shares of capital stock of

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Company, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Voting

Agreement or seeking to obtain from Company, Parent, Acquisition or any of their respective subsidiaries any damages that are material to either Parent or Company and the Subsidiary taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by Parent or the Surviving Corporation of any material portion of the business or assets of Company or the Subsidiary or to compel Parent or the Surviving Corporation, or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Company or the Subsidiary as a result of the Merger,

(iii) seeking to impose limitations on the ability of Parent or Acquisition to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including, without limitation,

the right to vote such capital stock on all matters properly presented to the shareholders of the Surviving Corporation, (iv) seeking to prohibit Parent from effectively controlling in any material respect the business or operations of the Surviving Corporation or the Subsidiary or (v) which otherwise could be reasonably expected to have a Company Material Adverse

Effect or a Parent Material Adverse Effect.

                 (d)      Settlement of Derivative Suit.  Either (i) that

certain Stipulation and Settlement Agreement (the "Settlement Agreement")

between the respective plaintiffs and defendants in the Derivative Suit (as hereinafter defined) (which Settlement Agreement has previously been provided to Parent), shall have been executed and delivered by the parties thereto and filed in the Federal District Court having jurisdiction over such lawsuit,

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and the Settlement Agreement shall have become effective following approval thereof by the court pursuant to its issuance of a Final Order, the running of all appeals periods and the payment by Company of all consideration required under the Settlement Agreement or (ii) the Derivative Suit shall have otherwise been dismissed (and all applicable appeal periods shall have terminated) or finally adjudicated (and all applicable appeal periods shall have terminated) on terms not materially less favorable to Company than those provided for in the Settlement Agreement; provided, that under any circumstance the aggregate consideration to be paid by Company to the plaintiffs in the Derivative Suit shall not exceed $267,500 (with the value of any consideration payable in shares of Common Stock being valued for the purposes of this Section only by multiplying the number of such shares by

$3.40). Prior to the Closing Date, Parent shall have received documentary evidence, in form and substance reasonably satisfactory to it, with respect to (a) the payment of (i) all consideration required under the Settlement

Agreement (including the 50,000 shares of Common Stock to be issued by

Company pursuant thereto), in the event that the Settlement Agreement shall have become effective as described above, or (ii) any consideration paid by

Company to the plaintiffs in respect of the Derivative Suit, in the event that the Derivative Suit shall have been otherwise adjudicated on terms not materially less favorable to Company than those provided for in the

Settlement Agreement, or (b) the dismissal of the Derivative Suit with prejudice and the expiration of all applicable appeal periods. For the purposes of this Agreement, the "Derivative Suit" shall mean that certain lawsuit filed in the United States District Court for the District of Colorado, Civil Action

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No. 97-D-2214, styled Lee Rasmussen, minority shareholder of record;

Doug Richmond; Jeff T. Coates; Ernest Reeves; Vernon Rasmussen;

Sheila Rasmussen; Beverly Dittemore; Christy Olsen, minority shareholders in street name; Plaintiffs, v. Spurlock Industries, Inc., a Virginia corporation;

Harold N. Spurlock; Irvine R. Spurlock; H. Norman Spurlock, Jr.;

Phillip S. Sumpter; Warren E. Beam, Jr.; Lloyd Putman, as individuals;

Defendants.

                 (e)      Consents. etc.  Parent shall have received evidence,

in form and substance reasonably satisfactory to it, that the licenses,

permits, consents, approvals, authorizations, qualifications and orders of

Governmental Authorities and other third parties which are required in connection with the performance by Company or the Subsidiary of the transactions contemplated in this Agreement have been obtained, except where the failure to obtain such licenses, permits, consents, approvals,

authorizations, qualifications and orders could not, individually or in the aggregate with all other failures, be reasonably expected to have a Company

Material Adverse Effect.

                 (f)      Repayment of Notes by the Partnership.  Parent shall

have received evidence, in form and substance reasonably satisfactory to it,

that the Partnership has repaid, caused to be repaid, or has made arrangements reasonably satisfactory to Parent to repay out of its share of the Merger Consideration through direct offsets pursuant to which the

Surviving Corporation shall withhold the amounts referred to below in satisfaction of such obligations, in full, (i) the remaining principal amount

(and all accrued but unpaid interest thereon) and all other amounts due in respect of the Subsidiary Note and that certain Collateral Promissory Note,

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dated November 15, 1995, payable by Irvine R. Spurlock and H. Norman

Spurlock, Jr. to Lloyd B. Putman in the original principal amount of

$210,176.72 and (ii) all other unpaid amounts in respect of any loans or advances made by Company or the Subsidiary to Irvine R. Spurlock or his wife prior to the Closing Date.

                 (g)      Repayment of Notes by Harold N. Spurlock. Parent

shall have received evidence, in form and substance reasonably satisfactory to it, that Harold N. Spurlock has repaid, caused to be repaid, or has made arrangements reasonably satisfactory to Parent to repay out of his share or the Partnership's share of the Merger Consideration through direct offsets pursuant to which the Surviving Corporation shall withhold the amounts referred to below in satisfaction of such obligations, in full, (i) the remaining principal amount (and all accrued but unpaid interest thereon) and all other amounts due in respect of that certain Collateral Promissory Note,

dated as of June 30, 1995, payable to the Subsidiary in the original principal amount of $112,500 and (ii) all other unpaid amounts in respect of any loans or advances made by Company or the Subsidiary to Harold N.

Spurlock, Sr., H. Norman Spurlock, Jr. or Daniel Spurlock prior to the

Closing Date.

                 (h)      Evidence of Certain Amounts to be Paid and of Plant

A Lease Purchase Agreement. Not less than two (2) business days prior to the

Closing Date, Parent shall have received from Company evidence, in form and substance reasonably satisfactory to it, of (i) the aggregate sum of the amounts payable pursuant to clauses (a), (b), (c) and (d) of Section 6.7 and

(ii) the agreement between the Subsidiary and D. B. Western with respect to

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the exercise by the Subsidiary of its purchase right under the Plant A Lease,

as described in Section 6.11, and the purchase price to be paid in connection therewith.

                 (i)      Matters Relating to the Contract With Nepera. Inc.

There shall not have occurred (i) any termination of that certain supply contract dated as of July 1, 1998 (the "Nepera Contract") between the

Subsidiary and Nepera, Inc. ("Nepera"), (ii) any modification of the terms or conditions of the Nepera Contract which could reasonably be expected to be materially adverse to Company and the Subsidiary, taken as a whole, (iii) any determination by a court of competent jurisdiction in that certain lawsuit filed in the Ontario Court (General Division), Court File No. 98-CV-149846,

styled Neste Canada Inc., Plaintiff v. Nepera, Inc., Defendant (the "Neste-

Nepera Proceeding") that the supply contract dated January 1997 between

Nepera and Neste Canada Inc. must be honored by Nepera or (iv) any settlement, final adjudication or resolution of, or other development with respect to, the Neste-Nepera Proceeding which could reasonably be expected to result in the occurrence of any of the events described in clauses

(i), (ii) or (iii) above.

         Section 7.3      Conditions to Obligation of Company.  The obligation

of Company to effect the Merger is further subject to the satisfaction or waiver by Company on or prior to the Closing Date of the following conditions:

                 (a)      Representations and Warranties.  The representations

and warranties of Parent set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties

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of Parent set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this

Agreement and as of the Closing Date as though made on and as of the Closing

Date, except to the extent any such representation or warranty expressly relates to another date (in which case as of such date), and Company shall have received a certificate signed on behalf of Parent by the Chief Executive

Officer of Parent to such effect.

                 (b)      Performance of Obligations.  Parent and Acquisition

shall have performed and complied with in all material respects all obligations and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of Parent by the Chief Executive

Officer of Parent to such effect.

                 (c)      No Litigation.  There shall not be pending any suit,

action or proceeding by any Governmental Authority (or by any other person,

if such suit, action or proceeding has a reasonable likelihood, in the opinion of outside counsel to Company, of success) challenging the acquisition by Parent or Acquisition of any shares of capital stock of

Company or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement if, as a result of such acquisition or consummation, any of the persons who are shareholders of Company immediately prior to giving effect to the Merger could reasonably be expected to be subject in such suit, action or proceeding to a valid claim being asserted against them (i) to recover any of the Merger Consideration



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received by them or (ii) which would impose any penalties, fines, costs or damages on them.



                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

         Section 8.1      Termination.  This Agreement may be terminated at

any time prior to the Effective Time, whether before or after the Shareholder

Approval:

                 (a)      by mutual written consent of Parent and Company;

                 (b)      by either Parent or Company:

                          (i)     if, at a duly held shareholders meeting of

         Company or any adjournment thereof at which the Shareholder Approval is voted upon, the Shareholder Approval shall not have been obtained;

                          (ii)    if the Merger shall not have been

         consummated on or before June 1, 1999, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

                          (iii)   if any court of competent jurisdiction or

         other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

                          (iv)    in the event of a breach by the other party

         of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure

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         of a condition set forth in Section 7.2(a) or 7.2(b) or Section

         7.3(a) or 7.3(b), as applicable, and (B) cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach (a "Material Breach") (provided that the terminating party is not then in breach of any

         representation, warranty, covenant or other agreement that would give rise to a failure of a condition as described in clause (A) above);

                 (c)      by either Parent or Company (as applicable) in the

event that (i) all the conditions to the obligation of such party to effect the Merger set forth in Section 7.1 shall have been satisfied and (ii) any condition to the obligation of such party to effect the Merger set forth in

Section 7.2 (in the case of Parent) or Section 7.3 (in the case of Company)

which has not been waived by such party is not capable of being satisfied prior to the end of the period referred to in Section 8.1(b)(ii);

                 (d)      by Company, subject to Section 8.5(b), if the Board

of Directors of Company shall concurrently approve, and Company shall concurrently enter into, a definitive agreement providing for the implementation of the transactions contemplated by a takeover proposal;

provided, however, that (i) Company is not then in breach of Section 5.4 or in breach of any other representation, warranty, covenant or agreement that would give rise to a failure of a condition set forth in Section 7.2(a) or

7.2(b), and (ii) the Board of Directors of Company shall have complied with

Section 8.5(b) in connection with such takeover proposal; and





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                 (e)      by Parent:

                          (i)     if, without the prior written consent of

         Parent, the Board of Directors of Company shall have withdrawn or modified, in any manner adverse to Parent or Acquisition, the approval or recommendation by the Board of this Agreement or the

         Merger or approved or recommended any takeover proposal or shall have resolved to do any of the foregoing;

                          (ii)    if Company shall have failed, as soon as

         reasonably practicable after no further approval by the SEC is required, to mail the Proxy Statement to its shareholders or shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of this Agreement and the Merger;

                          (iii)   if Company shall have exercised a right

         specified in the first proviso to Section 5.4(a) with respect to any takeover proposal and shall, directly or through authorized agents or representatives, continue discussions or negotiations with the maker of such takeover proposal for more than ten (10) business days after the receipt of such takeover proposal;

                          (iv)    (A) if a takeover proposal that is publicly

         disclosed shall have been commenced, publicly proposed or

         communicated to Company which contains a proposal as to price

         (without regard to the specificity of such price proposal) and (B)

         Company shall not have rejected such takeover proposal within ten

         (10) business days after the earlier of the receipt thereof by

         Company or the date its existence first becomes publicly disclosed;

         and

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                          (v)     if Company shall have breached Section

         5.4(a) hereof.

         Section 8.2      Effect of the Termination.

                 (a)      (i)  If this Agreement is terminated (A) by Company

pursuant to Section 8.l(d) or (B) by Parent pursuant to Section 8. l(e); or

                          (ii)    If (A) this Agreement is terminated

pursuant to Section 8.1 (other than by Company pursuant to Section 8.1(b)(iv)

or Section 8.1(d), by Parent pursuant to Section 8.1(e) or by Parent and

Company pursuant to Section 8.1(a)) and (B) within twelve months thereafter,

either (1) Company enters into an agreement with respect to any Third Party

Acquisition or (2) any Third Party Acquisition occurs, and (C) after the execution and delivery of this Agreement but prior to such termination, (1)

Company (or its agents) had any discussions with any Third Party (as defined below) with respect to any Third Party Acquisition, (2) Company (or its agents) furnished information to any Third Party with respect to or with a view to any Third Party Acquisition or (3) such Third Party made a proposal or expressed any interest publicly or to Company with respect to any Third

Party Acquisition; then Company shall pay to Parent, (x) in the case of any event described in clause (ii) above, within three (3) business days following the execution and delivery of such Third Party Acquisition agreement or the occurrence of such Third Party Acquisition, as the case may be, or (y) in the case of any event described in clause (i) above, no later than concurrently with any termination contemplated by Section 8.1(d) or

8.1(e) above, a fee, in cash and in immediately available funds, of $600,000

(the "Fee"); provided, however, that Company in no event shall be obligated

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to pay more than one Fee with respect to all such agreements and occurrences and such termination; and provided, further, that the Company shall not be obligated to pay the Fee or any Expenses (as defined below) pursuant to this

Section 8.2 if Parent or Acquisition shall be in material breach of any of its representations, warranties, covenants or agreements in this Agreement.

In addition, Company shall, from time to time after any termination in which a Fee shall be or become payable, pay to Parent, within three (3) b therefor

(accompanied by appropriate supporting documentation), an amount equal to the

Expenses set forth in such statement, not to exceed the aggregate amount of

$200,000, plus the actual reasonable fees and expenses incurred by Parent in connection with any litigation or other proceeding to collect the Fee or such

Expenses.

         "Expenses" means all reasonable out-of-pocket fees and expenses actually incurred by Parent or Acquisition or on their behalf, whether before or after the execution and delivery of this Agreement, in connection with the transactions contemplated by this Agreement, including the Merger and Voting

Agreement, including without limitation fees and expenses payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees and expenses of counsel,

accountants, experts and consultants to Parent or Acquisition, to the extent directly related to services rendered to Parent or Acquisition in connection with this Agreement or the transactions contemplated hereunder and, further,

including without limitation fees and expenses of, or incurred in connection with, any litigation or other proceedings to collect the Fee and/or any

Expenses.

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         "Third Party" means any person other than Parent, Acquisition or any affiliate thereof.

         "Third Party Acquisition" means the occurrence of any of the following events:  (i) the acquisition of Company by a Third Party through a merger, consolidation, business combination, recapitalization or other similar transaction; (ii) the acquisition by a Third Party of 15% or more of the operating assets of Company and the Subsidiary, taken as a whole; or

(iii) the acquisition, directly or indirectly, by a Third Party of more than

15% of any class of securities of Company or the Subsidiary entitled to voting rights through a tender offer (including a self tender offer),

exchange offer or otherwise, unless the Company has issued a public statement rejecting or recommending against acceptance of such offer.

                 (b)      If this Agreement is terminated by Parent pursuant

to Section 8.1 (b)(iii) solely due to the failure of the condition set forth in Section 7.2(d) to be satisfied prior to such termination, then Company shall pay to Parent, within three (3) business days after its receipt of written statements therefor (accompanied by appropriate supporting documentation), an amount equal to the sum of (i) $50,000 plus (ii) any

Expenses set forth in such statement which were incurred by Parent after the date of this Agreement, such sum not to exceed the aggregate amount of

$200,000, plus the actual reasonable fees and expenses incurred by Parent in connection with any litigation or other proceeding to collect such Expenses.

                 (c)      If this Agreement is terminated by either Company or

Parent pursuant to Section 8.1(b)(iv), the party committing the Material

Breach which gave rise to such termination shall, from time to time, pay the

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other party, within three (3) business days after its receipt of written statements therefor (accompanied by appropriate supporting documentation), an amount equal to the Expenses set forth in such statement, not to exceed the aggregate amount of $200,000, plus the actual reasonable fees and expenses incurred by such party in connection with any litigation or other proceeding to collect such Expenses. Amounts payable pursuant to this Section 8.2(c)

shall be in addition to any Fee (but not Expenses) which Company may be obligated to pay pursuant to Section 8.2(a) above. For the purposes of this paragraph (c), Expenses shall have the same meaning as set forth in Section

8.2(a) above, except that, in the case of a Material Breach by Parent or

Acquisition, Company and the Subsidiary shall be inserted in such definition in place of any references to Parent and Acquisition. Except as provided in

Section 8.2(d) with respect to a willful and material breach by a party of its representations, warranties, covenants or other agreements set forth in this Agreement, in the event that a party is required to pay any Expenses pursuant to this Section 8.2(c) as a result of a Material Breach by it, such party shall not be liable for the payment of any other damages, costs or expenses (including reasonable attorneys' fees) suffered by the other party as a result of such Material Breach.

                 (d)      In the event of termination of this Agreement by

either Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of Parent, Acquisition or Company, except that (i) the obligations provided for pursuant to the provisions of Sections 3.6, 3.12 and

4.3, the last sentence of Section 6.2, Section 6.7, this Section 8.02 and

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Article IX shall survive any such termination and (ii) nothing herein shall relieve any party from any liability for damages, costs or expenses

(including reasonable attorneys' fees) suffered or incurred by the other parties hereto to the extent that such termination results from the willful and material breach by such party prior to termination of any of its representations, warranties, covenants or other agreements set forth in this

Agreement. The Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms.

         Section 8.3      Amendment.  This Agreement may be amended by the

parties at any time before or after the Shareholder Approval, provided,

however, that after the Shareholder Approval, there shall be made no amendment that pursuant to the VSCA requires further approval by the shareholders of Company without the further approval of such shareholders.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         Section 8.4      Extension; Waiver.  At any time prior to the

Effective Time, the parties  may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this

Agreement or in any document delivered pursuant to this Agreement, or (c)

subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure



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of any party to this Agreement to assert any of its rights under this

Agreement or otherwise shall not constitute a waiver of such rights.

         Section 8.5      Procedure for Termination, Amendment, Extension or

Waiver.

                 (a)      A termination of this Agreement pursuant to Section

8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section 8.4 shall, in order to be effective, require,

in the case of Parent or Company, action by its Board of Directors or, in the case of an extension or waiver pursuant to Section 8.4, the duly authorized designee of its Board of Directors.

                 (b)      Company shall provide to Parent prior to any

termination of this Agreement pursuant to Section 8.1(d) the Notice of

Takeover Proposal in accordance with Section 5.4(c) and written notice advising Parent that the Board of Directors of Company in the exercise of its good faith judgment as to its fiduciary duties to the shareholders of Company under applicable law, after receipt of written advice of outside legal counsel and Company's financial advisors, has determined (on the basis of such takeover proposal and the terms of this Agreement, as then in effect)

that such termination is required in connection with a takeover proposal that is more favorable to the shareholders of Company than the transactions contemplated by this Agreement (taking into account all terms of such takeover proposal and this Agreement, including all conditions). At any time after two (2) business days following receipt of such notice, Company may terminate this Agreement as provided in Section 8.1(d) only if the Board of

Directors of Company, in the exercise of its good faith judgment as to its

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fiduciary duties to the shareholders of Company under applicable law, after receipt of written advice of outside legal counsel, re-determines that such proposal is more favorable to the shareholders of Company than the transactions contemplated by this Agreement (taking into account all terms of such takeover proposal and this Agreement, including all conditions, and which determination shall be made in light of any revised proposal made by

Parent prior to the expiration of such two (2) business day period) and concurrently enters into a definitive agreement providing for the implementation of the transactions contemplated by such takeover proposal.



                                  ARTICLE IX

                              GENERAL PROVISIONS

         Section 9.1      Nonsurvival of Representations and Warranties.  None

of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This

Section 9.1 shall not limit any covenant or agreement of the parties which,

by its terms, contemplates performance after the Effective Time.

         Section 9.2      Notices.  All notices, requests, claims, demands and

other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):







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                 (a)      if to Parent or Acquisition, to:

                          Borden Chemical Holdings, Inc.
                          180 East Broad Street
                          Columbus, Ohio 43215
                          Attention: Lawrence L. Dieker, Esq.
                            Vice President, General Counsel and Secretary
                          Facsimile:  614-225-4238

                          with a copy to:

                          Borden, Inc.
                          180 East Broad Street
                          Columbus, Ohio 43215
                          Attention: William F. Stoll, Jr., Esq., Senior
                            Vice President and General Counsel
                          Facsimile:  614-627-8374

                          and with a copy to:

                          Simpson Thacher & Bartlett
                          425 Lexington Avenue
                          New York, New York 10017
                          Attention: David J. Sorkin, Esq.
                          Facsimile: 212-455-2502

                 (b)      if to Company, to:

                          Spurlock Industries, Inc.
                          209 West Main Street
                          Waverly, Virginia 23890
                          Attention: Phillip S. Sumpter,
                            Chairman of the Board and CEO
                          Facsimile:  804-834-8985

                          with a copy to:

                          Williams, Mullen, Christian & Dobbins
                          P.O. Box 1320
                          Two James Center
                          1021 East Cary Street, 16th Floor (23219)
                          Richmond, Virginia 23218-1320
                          Attention: William L. Pitman, Esquire
                          Facsimile: 804-783-6507

                          and with a copy to:


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                          Davenport & Company, LLC
                          901 East Cary Street
                          11th Floor (23219)
                          P.O. Box 85678
                          Richmond, Virginia 23285-5678
                          Attention: Joseph A. Oliver, III, Vice President
                          Facsimile: 804-780-2054


         Section 9.3      Interpretation.  When a reference is made in this

Agreement to a Section or Exhibit such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this

Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         Section 9.4      Counterparts.  This Agreement may be executed in two

or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

         Section 9.5      Entire Agreement; No Third-Party Beneficiaries.

This Agreement (including the documents referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings,

both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement, which expressly survives the execution and delivery of this Agreement, and (b) except for the provisions of (i) Article II relating to the payment of an applicable portion of the Merger Consideration to nondissenting shareholders of Company and holders of Company Stock Options in accordance with this Agreement and in


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compliance with Virginia law and (ii) Section 6.6, is not intended to confer upon any person other than the parties any rights or remedies.

         Section 9.6      Governing Law.  This Agreement shall be governed by,

and construed in accordance with, the laws of the Commonwealth of Virginia,

regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         Section 9.7      Assignment.  Neither this Agreement nor any of the

rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Parent or

Acquisition may assign, in its sole discretion, any of or all its rights,

interests and obligations under this Agreement to any direct wholly owned subsidiary of Parent or Borden, Inc., but no such assignment shall relieve

Parent or Acquisition, as the case may be, of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         Section 9.8      Enforcement.  The parties agree that irreparable

damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, the parties hereto agree (a) that any claim, suit,

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action or proceeding initiated by Parent, Acquisition or the Surviving

Corporation against Company or the Subsidiary (or their respective shareholders, directors, officers, successors or assigns) relating to or arising out of this Agreement, the Voting Agreement or the transactions contemplated hereby or thereby shall be filed and prosecuted only in the

United States District Court for the Eastern District of Virginia (Richmond

Division) and in the court hearing appeals therefrom, unless no federal diversity or subject matter jurisdiction exists, in which event, and only in which event, such claim, suit, action or proceeding shall be filed and prosecuted in the Circuit Court of the County of Sussex, Virginia and in the

courts hearing appeals therefrom, (b) that any claim, suit, action or proceeding initiated by Company or the Subsidiary against Parent, Acquisition or the Surviving Corporation (or their respective shareholders, directors,

officers, successors or assigns) relating to or arising out of this

Agreement, the Voting Agreement or the transactions contemplated hereby or thereby shall be filed and prosecuted only in the United States District

Court for the Central District of Ohio and in the court hearing appeals therefrom, unless no federal diversity or subject matter jurisdiction exists,

in which event, and only in which event, such claim, suit, action or proceeding shall be filed and prosecuted in the District Court of the County of Franklin, Ohio and in the courts hearing appeals therefrom, (c) that each of the parties hereto consents to submit itself to the personal jurisdiction to such courts for the purposes stated in clause (b) above and that no party hereto will attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) that no party will initiate

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any action relating to or arising out of this Agreement, the Voting Agreement or any of the transactions contemplated hereby or thereby in any court other than as set forth above.

         Section 9.9      Waivers.  Except as provided in this Agreement or

any waiver pursuant to Section 8.4, no action taken pursuant to this

Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         Section 9.10     Severability.  Whenever possible, each provision or

portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         Section 9.11     Definitions of Certain General Terms.  For the

purposes of this Agreement:





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                 (a)      an ''affiliate'' of any person means another person

that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

                 (b)      "knowledge" means:

                          (i)     with respect to Company, the actual

         knowledge of the following officers and employees (as well as any of their successors) of Company and the Subsidiary: Phillip S. Sumpter,

         Irvine R. Spurlock, Harold N. Spurlock, Sr., Kirk Passopulo, Larry

         Birkholz and John Fitzgerald, Jr., or any of the foregoing, in each case after reasonable inquiry or investigation (including, without limitation, inquiries of the plant managers and controllers of each of the Subsidiary's facilities in Malvern, Arkansas, Moreau, New

         York, and Waverly, Virginia); and

                          (ii)    with respect to the Parent, the actual

         knowledge of the following officers and employees (as well as any of their successors) of Parent: Michael Ducey, James Stevning, and

         Lawrence Dicker, or any of the foregoing, in each case after reasonable inquiry or investigation;

                 (c)      "person" means an individual, corporation,

partnership, limited liability company, joint venture, association, trust,

unincorporated organization or other entity; and

                 (d)      "subsidiary" of any person means another person, an

amount of the voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or if there are no such

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voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.



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         IN WITNESS WHEREOF, Parent, Acquisition and Company have caused this

Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first within above.



                                BORDEN CHEMICAL, INC.



                                By:_____________________________________



                                Title:____________________________________



                                SII ACQUISITION COMPANY



                                By:_____________________________________



                                Title:____________________________________



                                SPURLOCK INDUSTRIES, INC.



                                By:_____________________________________



                                Title:____________________________________









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